                                                                    EXHIBIT 10.1

                                                                  CONFORMED COPY
                                 (incorporating amendments to 17th August, 1998)



                             DATED 30th April, 1998


                              (Pounds)100,600,000


                         JUNIOR MORTGAGE LOAN FACILITY


                                      FOR


                     BLACKSTONE HOTEL ACQUISITIONS COMPANY


                                  ARRANGED BY


                          MERRILL LYNCH INTERNATIONAL


                                      WITH


                             BANKERS TRUST COMPANY
                      as Junior Agent and Security Trustee



           THIS JUNIOR FACILITY AGREEMENT IS ENTERED INTO WITH THE
                   BENEFIT OF AND SUBJECT TO THE TERMS OF AN
          INTERCREDITOR AGREEMENT DATED 30TH APRIL, 1998 (AS AMENDED)



                                 ALLEN & OVERY
                                     London
                                  OSO:32170.2

                                     INDEX

CLAUSE                                                                PAGE

1.   Interpretation....................................................  1
2.   The Facility...................................................... 15
3.   Purpose........................................................... 16
4.   Conditions Precedent.............................................. 16
5.   Advances.......................................................... 17
6.   Repayment......................................................... 18
7.   Prepayment and Cancellation....................................... 18
8.   Interest.......................................................... 20
9.   Payments.......................................................... 21
10.  Taxes............................................................. 22
11.  Market Disruption................................................. 23
12.  Increased Costs................................................... 24
13.  Illegality........................................................ 25
14.  Mitigation........................................................ 26
15.  Guarantee......................................................... 26
16.  Representations and Warranties.................................... 28
17.  Undertakings...................................................... 32
18.  Financial and Minimum Value Covenants............................. 42
19.  Default........................................................... 43
20.  The Junior Agent, The Security Trustee, The Arranger and The Joint
     Arrangers......................................................... 46
21.  Fees.............................................................. 50
22.  Expenses.......................................................... 51
23.  Stamp Duties...................................................... 51
24.  Indemnities....................................................... 51
25.  Evidence and Calculations......................................... 52
26.  Amendments and Waivers............................................ 52
27.  Changes to the Parties............................................ 53
28.  Disclosure of Information......................................... 55
29.  Set-Off........................................................... 55
30.  Pro Rata Sharing.................................................. 56
31.  Severability...................................................... 56
32.  Counterparts...................................................... 57
33.  Notices........................................................... 57
34.  Jurisdiction...................................................... 57
35.  Governing Law..................................................... 58

SCHEDULES

1.   Various Parties................................................... 59
2.   Conditions Precedent Documents.................................... 60
          Part I - To be delivered before the First Advance............ 60
          Part II - To be delivered before the First Advance........... 62
          Part III - To be delivered by a Subsidiary Guarantor......... 63
3.   Calculation of the MLA Cost....................................... 65
4.   Form of Request................................................... 67
5.   Forms of Accession Documents...................................... 68
          Part I - Novation Certificate................................ 68
          Part II - Subsidiary Guarantor Accession Agreement........... 69
6.   Initial Properties................................................ 70
          Part I - Initial Properties.................................. 70
          Part II - Connaught Apartments............................... 71
7.   Form of Compliance Certificate.................................... 72
8.   Existing Financing Agreements..................................... 74

SIGNATORIES............................................................ 75

THIS AGREEMENT is dated 30th April, 1998 between:

(1) BLACKSTONE HOTEL ACQUISITIONS COMPANY (Registered No. 3543429) (the "BORROWER");

(2) MERRILL LYNCH INTERNATIONAL as arranger and underwriter (in this capacity the "ARRANGER");

(3)  THE FINANCIAL INSTITUTIONS listed in Part I of Schedule 1 as Joint
     Arrangers;

(4) THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as banks (the "JUNIOR LENDERS");

(5) BANKERS TRUST COMPANY as agent for the Junior Lenders (in this capacity the "JUNIOR AGENT"); and

(6) BANKERS TRUST COMPANY as security trustee for the Junior Finance Parties (in this capacity the "SECURITY TRUSTEE").

IT IS AGREED as follows:

1.   INTERPRETATION

1.1  DEFINITIONS

     In this Agreement:

     "ACCOUNT BANK"

     means such London branch of such bank as the Junior Agent may from time to time approve, such approval not to be withheld if such bank has already been appointed Account Bank pursuant to the Senior Facility Agreement.

     "ACCOUNTING PRINCIPLES"

     means accounting principles and practices generally accepted in the United Kingdom (or as the case may be, in the jurisdiction of incorporation of the company concerned), as applicable to the relevant company or (where applicable) group of companies.

     "ACQUISITION"

     means the acquisition by a member of the Group (except from another member of the Group), whether by one transaction or a series of transactions, of any interest in:

     (a)  any real property; or

     (b) all or a majority of the share capital or equivalent (or any business or undertaking or assets constituting a separate line of business or undertaking), of any company or other person.

     "ADVANCE"

     means an advance made by the Junior Lenders under the Facility.

     "AFFILIATE"

     means, in relation to a body corporate, any of its holding companies (as defined in Section 736 of the Companies Act 1985) or Subsidiaries or any other Subsidiary of any of its holding companies.

     "ANNIVERSARY"

     means an anniversary of the date of this Agreement.

     "BLACKSTONE"

     means Blackstone Real Estate Advisors L.P.

     "BLACKSTONE AFFILIATE"

     means an entity controlling, controlled by or under common control with Blackstone.

     "BORROWINGS"

     shall, in relation to any member of the Group, be construed as a reference to any indebtedness of such member of the Group for or in respect of:

     (a)  moneys borrowed;

     (b)  amounts raised by acceptance under any acceptance credit facility;

     (c) amounts raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or similar instruments;

     (d) amounts raised pursuant to any issue of shares of such member of the Group which are expressed to be redeemable at any time before the Final Maturity Date;

     (e) the amount of any liability in respect of leases or hire purchase contracts which would, in accordance with Accounting Principles, be treated as finance or capital leases;

     (f) the amount of any liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of 180 days but excluding:

          (i) any such liability incurred in the ordinary course of the business of such member of the Group and not primarily as a means of raising finance; and

          (ii) any such liability related to construction works or the acquisition of fixed assets which will become payable only upon fulfilment of conditions related to or comprising completion or commissioning of certain stages in such works or in the supply programme or the granting of any planning permission for such works or fixed assets and which has not yet become payable by reason of the non-fulfilment of any such condition;

     (g) any guarantee, indemnity, letter of credit or other legally binding instrument to assure the payment of, or against loss in respect of non-payment of, any of the indebtedness specified in this definition and any counter-indemnity in respect of any thereof; and

     (h) amounts raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing.

     "BUSINESS DAY"

     means a day (other than a Saturday or a Sunday) on which banks are open for business in London.

     "CERTAIN FUNDS PERIOD"

     means the period beginning on the date the Offers are announced and ending on:

     (a) if the condition specified in section 429(1) Companies Act 1985 for giving a notice under that sub-section in respect of any shares in the Target (a "SECTION 429 NOTICE") is not satisfied at the end of the period of four months beginning with the date of the Offers, the expiry of such four month period; or, as the case may be,

     (b) if such condition is satisfied within such four month period, the first Business Day after the expiry of six weeks from the date on which the last section 429 notice is given,

     but in any event on cancellation in full of all the Commitments.

     "CERTIFICATE OF TITLE"

     means a certificate of title addressed to the Junior Agent on behalf of itself and the Junior Lenders in agreed form in relation to an Initial Property delivered by Herbert Smith.

     "CLEAN-UP PERIOD"

     means the period beginning on the date of this Agreement and ending on the date which is three months after the Unconditional Date.

     "CODE"

     means the City Code on Takeovers and Mergers.

     "COMMITMENT"

     means, in respect of a Junior Lender, the amount in Sterling set opposite the name of that Junior Lender in Schedule 1 or as determined in accordance with the provisions of Clause 27.2 (Transfers by Junior Lenders), in each case to the extent not cancelled or reduced under this Agreement.

     "COMMITMENT PERIOD"

     means the period commencing on the date of this Agreement and ending on 7th April, 1999.

     "CONNAUGHT APARTMENTS"

     means the properties described in Part II of Schedule 6.

     "DANGEROUS SUBSTANCES"

     means any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of gas or vapour and whether alone or in combination with any other substance) capable of causing harm to humans or any other living organism or damaging the environment or public health or welfare, including any controlled, special, hazardous, toxic, radioactive or dangerous waste.

     "DEBENTURE"

     means each debenture executed or to be executed by the Borrower and/or the Guarantors in favour of, amongst others, the Security Trustee for the benefit of, amongst others, the Junior Finance Parties substantially in the agreed form, including, without limitation, the debenture dated 7th April, 1998 executed by the Borrower in favour of the Security Trustee, as amended and restated pursuant to the Deed of Amendment and Restatement.

     "DEBT SERVICE COVERAGE RATIO"

     means, for any Ratio Period, the ratio of Net Operating Income to Total Debt Service.

     "DEEDS OF AMENDMENT AND RESTATEMENT"

     means the deeds of amendment and restatement dated 30th April, 1998 and 17th August, 1998 between, among others, the Borrower, the Arranger, Merrill Lynch International, Bankers Trust Company and the Banks.

     "DEFAULT"

     means an Event of Default or an event which, with the giving of notice or expiry of any cure period, in each case as specified in Clause 19.1 (Events of Default), would constitute an Event of Default.

     "DORMANT SUBSIDIARY"

     means a member of the Group which:

     (a) is dormant within the meaning of Section 250(3) of the Companies Act, 1985;

     (b)  has no legal or beneficial interest in any Initial Property; and

     (c)  has gross assets with a book value of less than (Pounds)50,000.

     "DRAWDOWN DATE"

     means the date an Advance is made.

     "ENVIRONMENT"

     means all gases, air, water vapour, controlled waters (including ground and surface water), soil (surface and sub-surface), flora and fauna and all other natural resources.

     "ENVIRONMENTAL CLAIMS"

     means any material claim by any person:

     (a) in respect of losses or liabilities suffered or incurred by that person as a result of or in connection with any violation of Environmental Laws by any member of the Group; or

     (b) that arises as a result of environmental contamination and that could give rise to any remedy or penalty (whether interim or final) that may be enforced or assessed by private or public legal action or administrative order or proceedings.

     "ENVIRONMENTAL LAWS"

     means all laws and regulations concerning pollution, the Environment or Dangerous Substances, if and to the extent such laws and regulations affect any property in the Portfolio.

     "EVENT OF DEFAULT"

     means an event specified as such in Clause 19.1 (Events of Default).

     "EXISTING FINANCING AGREEMENTS"

     means the agreements evidencing Financial Indebtedness of the Target Group listed in Schedule 8.

     "FACILITY"

     means the facility made available by the Junior Lenders to the Borrower under Clause 2.1 (Facility).

     "FACILITY OFFICE"

     means the office(s) notified by a Junior Lender to the Junior Agent:

     (a)  on or before the date it becomes a Junior Lender; or

     (b)  by not less than five Business Days' notice,

     as the office(s) through which it will perform all or any of its obligations under this Agreement.

     "FEE LETTERS"

     means:

     (a) the letters dated 7th April, 1998, 30th April, 1998 and 10th June, 1998 between the Arranger and the Borrower;

     (b) the letter dated on or about 30th April, 1998 between the Junior Agent and the Borrower; and

     (c) the letter dated on or about 30th April, 1998 between the Security Trustee and the Borrower,

     setting out the amount of various fees referred to in Clause 21 (Fees).

     "FF&E ACCOUNT"

     means the account with that designation opened in the name of the Borrower with the Account Bank on or before the Unconditional Date.

     "FINAL MATURITY DATE"

     means 30th June, 2003.

     "FINANCE DOCUMENT"

     means each of:

     (a)  this Agreement;

     (b)  the Intercreditor Agreement;

     (c)  each Fee Letter;

     (d)  each Debenture;

     (e)  each Junior Share Mortgage;

     (f)  each Hedging Agreement;

     (g)  the Novation Certificates;

     (h)  the Subsidiary Guarantor Accession Agreements; and

     (i) any other document designated as such in writing by the Junior Agent and the Borrower.

     "FINANCIAL INDEBTEDNESS"

     means any indebtedness of any person for or in respect of:

     (a)  Borrowings;

     (b)  documentary credit facilities; and

     (c) interest rate swaps, currency swaps, forward foreign exchange transactions, cap, floor, collar or option transactions or any other treasury transactions or any combination thereof or any other transaction entered into in connection with the management of risks related to Financial Indebtedness (and the amount of the Financial Indebtedness in relation to any such transaction with a particular counterparty that is subject to an effective netting arrangement shall be the net amount payable by the relevant person under all such transactions with that counterparty and in any case shall be calculated by reference to the mark-to-market valuation of each such transaction at the relevant time and on a net basis).

     "GROUP"

     means the Borrower and its Subsidiaries.

     "GROUP ACCOUNTS"

     means the latest annual audited consolidated accounts of the Group or, for the financial year ending 31st December, 1997, the Original Target Group Accounts.

     "GUARANTOR"

     means each Subsidiary Guarantor.

     "HEDGING AGREEMENTS"

     has the meaning given to it in Clause 17.9 (Hedging Agreements).

     "HEDGING BANKS"

     means the Banks and other financial institutions party to the Hedging Agreements.

     "HOLDCO"

     means the ultimate holding company of the Borrower, being, at the date of this Agreement, BRE/Satellite L.L.C. (a Delaware limited liability corporation) (which is to be reconstituted as BRE/Satellite L.P. (a Delaware limited partnership)).

     "HOTEL PROJECT"

     means the acquisition (other than from a member of the Group), development and/or operation of any interest in a hotel property or the share capital (or equivalent) or hotel business or undertaking or assets constituting a substantial part of the hotel business or undertaking, of any company or other person with a hotel or similar business.

     "Hotel Project Borrowing"

     means any Financial Indebtedness to finance a Hotel Project:

     (a) which is incurred by a Hotel Project Vehicle and whose liabilities in respect of the Financial Indebtedness concerned are not directly or indirectly the subject of a guarantee, indemnity or any other form of assurance, undertaking, support or Security Interest from any member of the Group other than a Security Interest over the shares of such Hotel Project Vehicle which does not give the holder of such Security Interest any claim or rights against the member of the Group granting such Security Interest other than the right to enforce such Security Interest against such shares; and

     (b) in respect of which the person or persons making such Financial Indebtedness available to the Hotel Project Vehicle have no recourse whatsoever to any member of the Group for the repayment of or payment of any sum relating to such Borrowing other than recourse to the Hotel Project Vehicle.

     "HOTEL PROJECT VEHICLE"

     means a  member of the Group:

     (a)  which does not have any interest in an Initial Property;

     (b) which is a single purpose company formed for the purposes of, and whose assets are substantially comprised of, a Hotel Project; and

     (c) in respect of which no other member of the Group (other than another Hotel Project Vehicle) has directly or indirectly given a guarantee, indemnity or other form of assurance, undertaking or support.

     "INFORMATION PACKAGE"

     means any written information prepared for and provided by or on behalf of the Borrower to the Junior Agent specifically for distribution to financial institutions in connection with the syndication of this Agreement including:

     (a) the information memorandum to be prepared in connection with primary syndication of the Facility;

     (b) a business plan of the Group consequent upon the Target Acquisition (including projections);

     (c)  the Initial Valuation; and

     (d) an environmental report in relation to the Target Group prepared by Alexander Gibbs and dated on or about 9th April, 1998; and

     (e) a legal due diligence report in relation to the Target Group by Herbert Smith dated on or about 7th April, 1998.

     "INITIAL PROPERTY"

     means each of the properties or groups of properties described in Part I of
     Schedule 6, being The Savoy Hotel, Claridge's, The Berkeley Hotel, The Connaught Hotel, The Lygon Arms and Simpson's-in-the-Strand.

     "INITIAL VALUATION"

     means a Valuation dated on or about 6th April, 1998 of each of the Initial Properties by HVS International.

     "INTERCREDITOR AGREEMENT"

     means the intercreditor agreement dated 30th April, 1998 and amended and restated on 17th August, 1998 between, amongst others, the Borrower, the Agent and the Security Trustee in relation to, among other things, the ranking of the Facility, the facility under the Senior Facility Agreement and the Subordinated Investor Debt.

     "INTEREST PAYABLE"

     has the meaning given to it in Clause 18.1 (Financial definitions).

     "INTEREST PERIOD"

     in respect of an Advance, has the meaning given to it in Clause 8.1 (Selection of Interest Periods for Advances), or, in respect of overdue amounts, Clause 8.4 (Default interest).

     "INVESTORS"

     means the members at the relevant time of Holdco.

     "JOINT ARRANGER"

     means:

     (a)  each financial institution listed in Part I of Schedule 1; and

     (b) each Junior Lender designated as a Joint Arranger in a Novation Certificate with the prior written approval of the Arranger.

     "JUNIOR FINANCE PARTY"

     means each of the Arranger, each Joint Arranger, each Junior Lender, the Junior Agent and the Security Trustee.

     "JUNIOR SHARE MORTGAGES"

     means each share mortgage given pursuant to Clause 17.22(e)(iii).

     "LIBOR"

     means, in relation to any period in respect of which an interest rate is to be determined in relation to any Advance or unpaid sum:

     (i) the rate quoted on the Telerate Screen Page 3750 for Sterling deposits, for such period at or about 11.00 am on the relevant Drawdown Date or, as the case may be, on the first day of the relevant Interest Period; or

     (ii) if no such rate is quoted, the arithmetic mean (rounded, if necessary, up to the nearest four decimal places) of the rates (as notified to the Junior Agent) at which each of the Reference Junior Lenders was offering to prime banks in the London interbank market deposits in Sterling for such period at or about 11.00 am on the relevant Drawdown Date or, as the case may be, on the first day of the relevant Interest Period.

     "MAJORITY JUNIOR LENDERS"

     means, at any time, Junior Lenders:

     (a) whose participations in the Advances then outstanding aggregate 66 2/3 per cent. or more of all the Advances then outstanding; or

     (b) if there are no Advances then outstanding, whose Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

     (c) if there are no Advances then outstanding and the Total Commitments have been reduced to nil, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

     "MANDATORY COST"

     means, in relation to an Advance, the cost imputed to the Junior Lenders of compliance with the mandatory cost requirements of the Bank of England during an Interest Period, expressed as a rate per annum and determined in accordance with Schedule 3.

     "MARGIN"

     means 4.00 per cent. per annum.

     "MINIMUM DISPOSAL AMOUNT"

     means, in relation to an Initial Property, the amount set out opposite that Initial Property in the column headed "Minimum Disposal Amount" in Part I of Schedule 6.

     "MINIMUM PREPAYMENT AMOUNT"

     means, in relation to an Initial Property, the amount set out opposite that Initial Property in the column headed "Minimum Prepayment Amount" in Part I of Schedule 6.

     "NET OPERATING INCOME"

     has the meaning given to it in Clause 18.1 (Financial definitions).

     "NOVATION CERTIFICATE"

     has the meaning given to it in Clause 27.3 (Procedure for novations).

     "OBLIGOR"

     means the Borrower, each Subsidiary Guarantor and (from the date it becomes a Subsidiary of the Borrower) each company that is required by Clause 27.4 (Subsidiary Guarantors) to become a Subsidiary Guarantor.

     "OFFER"

     means each offer for each class of the Shares made or to be made by or on behalf of the Borrower on the terms and conditions referred to in the Press Release and "OFFERS" means both such offers.

     "OFFER TERMINATION DATE"

     means, in relation to an Offer, the earliest date (as notified by the Borrower to the Junior Agent in writing) on which all of the following have occurred:

     (a) all payments in respect of acceptances of that Offer have been made in full;

     (b)  no further such acceptances are possible; and

     (c) all procedures pursuant to sections 428 - 430(F) of the Companies Act 1985 which are capable of being implemented have been completed and all payments pursuant thereto to shareholders in the Target have been made in full.

     "ORIGINAL TARGET GROUP ACCOUNTS"

     means the audited consolidated annual accounts of the Target Group for the period ending 31st December, 1997.

     "PANEL"

     means the Panel on Takeovers and Mergers.

     "PARTY"

     means a party to this Agreement.

     "PERMITTED SECURITY INTEREST"

     means:

     (a) any Security Interest created or subsisting pursuant to the Finance Documents, the Senior Share Mortgages or, if after the Senior Discharge Date, with the prior written consent of the Majority Junior Lenders;

     (b) any lien or right of set off arising by operation of law or contained in a contract for the purchase of goods or services by a member of the Group in the ordinary course of the business of the member of the Group creating the same;

     (c) any Security Interest over any assets acquired by a member of the Group after the date of this Agreement (or over the assets of any person that is acquired by and becomes a member of the Group after the date of this Agreement) but not, in either case, any member of the Target Group, provided that:

          (i) any such Security Interest was in existence before such acquisition and was not created in contemplation of such acquisition; and

          (ii) the maximum principal, nominal or capital amount secured by such Security Interest does not exceed, at any time after such acquisition, the maximum amount agreed to be secured thereby (in accordance with the terms, as in force at the date of the acquisition of the asset or person concerned, on which such Security Interest was created) as at the date of such acquisition;

     (d) any Security Interest arising or created in connection with any cash management or netting arrangements made between any banks or other financial institutions and any member or members of the Group;

     (e) any Security Interest created prior to the date of this Agreement whose existence has been disclosed in writing to the Junior Agent prior to execution of this Agreement PROVIDED THAT the maximum principal, nominal or capital amount agreed to be secured by such Security Interest (as so disclosed) is not increased after the date of this Agreement;

     (f) any Security Interest (a "SUBSTITUTE SECURITY INTEREST") which replaces any other Permitted Security Interest and which secures a maximum principal, capital or nominal amount not exceeding the maximum principal, capital or nominal amount agreed to be secured (in accordance with the terms as in force at the date of replacement) by such Permitted Security Interest at the time it is replaced together with any interest accruing on such amounts from the date such Substitute Security Interest is created or arises and any fees or expenses incurred in relation thereto PROVIDED THAT the Permitted Security Interest to be replaced is released and all amounts secured thereby paid or otherwise discharged in full at or prior to the time of such Substitute Security Interest being created or arising;

     (g) any Security Interest arising out of title retention provisions in a supplier's standard conditions of supply for goods acquired in the ordinary course of business;

     (h) any Security Interest over assets of or, on the basis described in paragraph (a) of the definition of Hotel Project Borrowing, shares in a Hotel Project Vehicle securing Hotel Project Borrowings;

     (i) the Savoy Debenture Stock Mortgages, but only to the extent that they secure the Savoy Debenture Stock on the same terms, and in amounts not exceeding, the terms and amounts respectively of the relevant Savoy Debenture Stock on the date of this Agreement; and

     (j) any other Security Interest over assets other than the Initial Properties securing Financial Indebtedness the aggregate amount of which does not exceed (Pounds)250,000 or its equivalent at any relevant time in any other currency or currencies.

     "PORTFOLIO"

     means the Initial Properties and all other hotels or similar property owned by the Group.

     "PRESS RELEASE"

     means the press release referred to in Part II of Schedule 2 made by or on behalf of the Borrower on or about 7th April, 1998 announcing an intention to make the Offers.

     "QUALIFYING BANK"

     means, at any time, a bank or financial institution which is at that time:

     (a) a bank for the purposes of section 840A of the Income and Corporation Taxes Act 1988 which, at the time when interest to which it is beneficially entitled is paid under this Agreement, is within the charge to corporation tax as regards all interest received by it under this Agreement; or

     (b) (i) resident (as such term is defined in the appropriate double taxation treaty) in a country with which the United Kingdom has an appropriate double tax treaty giving residents of that country complete exemption from United Kingdom Taxation on interest including, for the avoidance of doubt, complete exemption from the imposition of any withholding or deduction for or on account of United Kingdom Taxation on qualifying interest and (ii) which does not carry on business in the United Kingdom through a permanent establishment with which the indebtedness under this Agreement in respect of which the interest is paid is effectively connected and (iii) which can secure relief from United Kingdom Taxation in respect of interest to be paid to it under this Agreement pursuant to such treaty and is not prevented from securing such relief by reason of circumstances affecting or relating to the Borrower (a "TREATY LENDER"); for this purpose "DOUBLE TAXATION TREATY" means any convention or agreement between the government of the United Kingdom and any other government for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital gains; or

     (c) a building society within the meaning of the Building Societies Act 1986, provided that for the year of assessment in which the interest is payable, the regulations under Section 477A(1) of the Income and Corporation Taxes Act 1988 apply.

     "RATIO PERIOD"

     means each of:

     (a) the period beginning on the first Drawdown Date and ending on 31st December, 1998; and

     (b) thereafter, each period of 12 months (or such shorter period as begins on the first Drawdown Date) ending on the last day of each financial quarter of the Group.

     "REFERENCE BANKS"

     means, subject to Clause 27.5 (Reference Banks), the principal London offices of Bankers Trust Company, Barclays Bank PLC and National Westminster Bank Plc.

     "REQUEST"

     means a request made by a Borrower to utilise the Facility, substantially in the form of Schedule 4.

     "REQUESTED AMOUNT"

     means the amount of the Advance requested in a Request.

     "REQUIRED EQUITY AMOUNT"

     means (Pounds)200,000,000 less:

     (a) the principal amount of Subordinated Loan Notes of the kind described in paragraph (a) of the definition of Subordinated Loan Notes to be issued to shareholders in the Target on or about the Unconditional Date (as certified to the Junior Agent on or before the Unconditional Date by a director of the Borrower); and

     (b) 35 per cent. of the amount by which the aggregate consideration payable by the Borrower under the Offers for all the Shares (assuming full acceptance and exercise in full of all the options for which the exercise price (if any) is less than the relevant offer price) is below (Pounds)520,000,000.

     "RESTRICTED PERSON"

     means:

     (a)  any Investor, Holdco and any other shareholder of the Borrower; or

     (b) any Affiliate of an Investor, Holdco or any other shareholder of the Borrower or any partnership in which any Investor, Holdco or any other shareholder of the Borrower or any of their respective Affiliates is a partner (either directly or through any intermediate partnerships or any other person).

     "RESTRICTED PURCHASE"

     means any payment (whether in cash, property, securities or otherwise) on account of the purchase, redemption, reduction or other acquisition or retirement of any of the share capital of any member of the Group not held by another member of the Group.

     "SAVOY DEBENTURE STOCK"

     means the debenture stock constituted by the Savoy Debenture Stock Trust Deeds.

     "SAVOY DEBENTURE STOCK MORTGAGES"

     means the mortgages over the properties known as the Savoy Hotel and the Savoy Theatre constituted by the Savoy Debenture Stock Trust Deeds.

     "SAVOY DEBENTURE STOCK RESERVE ACCOUNT"

     means the account with that designation opened in the name of the Borrower with the Account Bank on or before the Unconditional Date or any account opened in the name of the Target or the Savoy Theatre Limited as contemplated by Clause 17.24 (Accounts).

     "SAVOY DEBENTURE STOCK TRUST DEEDS"

     means the trust deeds referred to in paragraphs 1 and 2 of Schedule 8.

     "SECURITY INTEREST"

     means any mortgage, pledge, lien, charge, assignment for the purpose of providing security, hypothecation or other security interest or arrangement having the effect of conferring security.

     "SENIOR DISCHARGE DATE"

     has the meaning given to it in the Intercreditor Agreement.

     "SENIOR FACILITY AGREEMENT"

     means the (Pounds)275,000,000 senior mortgage loan facility agreement dated 7th April, 1998 between, amongst others, the Borrower as borrower, the Arranger as arranger and the Banks, as amended and restated pursuant to the Deeds of Amendment and Restatement.

     "SENIOR SHARE MORTGAGES"

     has the meaning given to it in the Senior Facility Agreement.

     "SHARES"

     means all the issued shares of each class in the capital of the Target (including any shares of the Target issued while either Offer remains open for acceptance).

     "STERLING" or "(Pounds)"

     means the lawful currency for the time being of the United Kingdom.

     "SUBORDINATED INVESTOR DEBT"

     has the meaning given to it in the Intercreditor Agreement.

     "SUBORDINATED LOAN NOTES"

     means loan notes which are issued by the Borrower to persons accepting an
     Offer:

     (a) (i) the terms of which provide that no repayment, prepayment or payment of principal, interest or other amounts in respect of such loan notes may be made while any amount is, or may become, outstanding under the Finance Documents; and

          (ii) in respect of which no guarantee, indemnity or any other form of support has been given other than on terms that the provider of the guarantee, indemnity or other support has no right of subrogation or other recourse to any member of the

               Group in respect of payments made or liabilities incurred under the guarantee, indemnity or other support; or

     (b) with respect to which the Borrower has deposited in a blocked special purpose account funds sufficient to discharge in full the obligations under such loan notes and the recourse of the noteholders is solely to that account.

     "SUBSIDIARY"

     means:

     (a) a subsidiary within the meaning of Section 736 of the Companies Act 1985 as amended by Section 144 of the Companies Act 1989; and

     (b) with respect to the preparation of the financial information specified in Clause 17.2 (Financial information) and the calculation of the financial covenants in Clause 18 (Financial and Minimum Value Covenants), a subsidiary undertaking within the meaning of Section 21 of the Companies Act 1989.

     "SUBSIDIARY GUARANTOR"

     means a Subsidiary of the Borrower which becomes a Subsidiary Guarantor in accordance with Clause 27.4 (Subsidiary Guarantors).

     "SUBSIDIARY GUARANTOR ACCESSION AGREEMENT"

     means a deed substantially in the form of Part II of Schedule 5 with such amendments, as the Junior Agent (acting reasonably) may approve or require.

     "TARGET"

     means The Savoy Hotel, PLC.

     "TARGET ACQUISITION"

     means acquisition of the Shares pursuant to the Offers.

     "TARGET GROUP"

     means the Target and its Subsidiaries.

     "TAX CHANGE"

     means, in relation to any Junior Lender, the introduction of, suspension, withdrawal or cancellation of, or changing, or changing the official interpretation, administration or application of, any law, tax treaty or regulation having the force of law or any published practice or published concession of any relevant taxing or fiscal authority in any jurisdiction with which that Junior Lender has a connection and which affects the Junior Lender's participation in the Facility occurring after the date of this Agreement.

     "TAXES"

     means all income and other taxes and levies, imposts, duties, charges, deductions and withholdings in the nature of or on account of tax together with interest thereon and penalties and fees with respect thereto, if any, and any payments made on or in respect thereof, and "TAX" and "TAXATION" shall be construed accordingly.

     "TAX ON OVERALL NET INCOME"

     of a person shall be construed as a reference to Tax (other than Tax deducted or withheld from any payment) imposed on that person by any jurisdiction on:

     (a) the net income, profits or gains of that person worldwide; or

     (b) such of its income, profits or gains as arise in, or relate to, the jurisdiction in which it is resident or in which its principal office (and/or its Facility Office) is located.

     "TOTAL COMMITMENTS"

     means the aggregate for the time being of the Commitments (being (Pounds)100,600,000 at the date of this Agreement).

     "TOTAL DEBT SERVICE"

     has the meaning given to it in Clause 18.1 (Financial definitions).

     "UNCONDITIONAL DATE"

     means the date upon which both Offers have become or have been declared unconditional in all respects.

     "VALUATION"

     means the Initial Valuation and, subsequently, an existing use valuation of an Initial Property by a Valuer addressed to the Junior Finance Parties and delivered to the Junior Agent on the basis of a letter of instruction substantially in agreed form from the Junior Agent to the Valuer, in accordance with Clause 17.10 (Valuations).

     "VALUE"

     means at any time, in relation to an Initial Property, the value of that property determined in accordance with the latest Valuation available at that time.

     "VALUER"

     means HVS International or such other firm of chartered surveyors as the Borrower, the Agent and the Junior Agent (acting on the instructions of the Majority Junior Lenders) agree in writing.

1.2  CONSTRUCTION

(a)  In this Agreement, unless the contrary intention appears, a reference to:

     (i) documents being in the "AGREED FORM" means documents (i) in a form previously agreed in writing by or on behalf of the Junior Agent and the Borrower, or (ii) in a form substantially as set out in any Schedule to any Finance Document, or (iii) (if not falling within (i) or (ii) above) in form and substance satisfactory to the Junior Agent (acting on the instructions of the Majority Junior Lenders);

     (ii) "ASSETS" includes properties, revenues and rights of every description;

            "INDEBTEDNESS" shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

            an "AUTHORISATION" includes an authorisation, consent, approval, resolution, licence, exemption, filing and registration;

            a "MONTH" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last day in that calendar month;

            a "REGULATION" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

     (iii) a provision of law is a reference to that provision as amended or re-enacted;

     (iv) a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

     (v)    a person includes its successors and assigns;

     (vi) a Finance Document or another document is a reference to that Finance Document or other document as amended, novated or supplemented; and

     (vii)  a time of day is a reference to London time.

(b) Unless the contrary intention appears or such term is defined herein, a term used in the Senior Facility Agreement, any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in this Agreement as in the Senior Facility Agreement, that Finance Document or that notice.

(c) The terms "NET OPERATING INCOME", "TOTAL DEBT SERVICE" and "INTEREST" shall be calculated on a consolidated basis and in accordance with the Accounting Principles as at the date of this Agreement.

(d) An entity (the "CONTROLLED ENTITY") is "CONTROLLED" by another entity (the "CONTROLLER") where the Controller (whether by ownership of share capital or equivalent rights, the possession of voting power or by contract) has the power to appoint and/or remove the majority of the governing body of the Controlled Entity or otherwise controls or has the power to control the affairs and policies generally of the controlled entity; and "CONTROL" and "CONTROLLING" shall be construed accordingly.

(e) The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(f) Words used in the Finance Documents importing the singular shall include the plural and vice versa.

(g) No waiver of an Event of Default under the Senior Facility Agreement shall be or be deemed to be a waiver of any Event of Default under this Agreement.

1.3  INTERCREDITOR AGREEMENT

     This Agreement is entered into with the benefit of, and subject to, the terms of the Intercreditor Agreement. To the extent that any provision of this Agreement is inconsistent with the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall prevail.

2.   THE FACILITY

2.1  FACILITY

     The Junior Lenders grant to the Borrower a committed Sterling term loan facility, under which the Junior Lenders shall, when requested by the Borrower, make Sterling Advances to the Borrower, subject to the terms of this Agreement. Each Junior Lender will participate in the Facility by providing Advances through its Facility Office.

2.2  OVERALL FACILITY LIMIT

     The aggregate amount of all outstanding Advances shall not at any time exceed the Total Commitments at that time and no Junior Lender is obliged to make an Advance if the amount of that Advance would when aggregated with the amount of each other Advance made by that Junior Lender then outstanding cause its Commitment to be exceeded.

2.3  NUMBER OF REQUESTS AND ADVANCES

     The Borrower may not serve a Request for an Advance if this would result in more than 5 Advances outstanding in aggregate at any one time.

2.4  NATURE OF A JUNIOR FINANCE PARTY'S RIGHTS AND OBLIGATIONS

(a) The obligations of a Junior Finance Party under the Finance Documents are several. Failure of a Junior Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Junior Finance Party is responsible for the obligations of any other Junior Finance Party under the Finance Documents.

(b) The rights of a Junior Finance Party under the Finance Documents are divided rights. A Junior Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

2.5  CHANGE OF CURRENCY

(a) If more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

     (i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Junior Agent; and

     (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Junior Agent acting reasonably and in accordance with any law or regulation concerning the translation.

(b) If a change in any currency of a country occurs, this Agreement will be amended to the extent the Junior Agent specifies (acting reasonably and after consultation with the Borrower) to be necessary to reflect the change in currency and to put the Junior Lenders in the same position, so far as possible, that they would have been in if no change in currency had occurred.

3.  PURPOSE

(a)  Each Advance will be applied in or towards:

     (i) financing the acquisition of those of the Shares to be acquired by the Borrower pursuant to the Offers;

     (ii) financing fees and expenses incurred by the Borrower in relation to the Offers;

     (iii) refinancing Financial Indebtedness under the Existing Financing Agreements; and

     (iv) providing cash collateral as contemplated by paragraph (b) of the definition of Subordinated Loan Notes.

(b) Without affecting the obligations of the Borrower in any way, no Junior Finance Party is bound to monitor or verify the application of the proceeds of any Advance.

4.  CONDITIONS PRECEDENT

4.1  DOCUMENTARY CONDITIONS PRECEDENT

     The obligations of each Junior Finance Party to the Borrower under this Agreement are subject to the condition precedent that the Junior Agent has notified the Borrower and the Junior Lenders that it has received all of the documents set out in Part I of Schedule 2 in form and substance satisfactory to it. The Junior Agent will promptly notify the Borrower upon such receipt.

4.2  FURTHER CONDITIONS PRECEDENT

     The obligations of any Junior Finance Party to the Borrower to make any Advance are subject to the further conditions precedent specified in Part II of Schedule 2.

4.3  INITIAL INVESTMENT AND SENIOR LOAN

     The obligations of each Junior Finance Party to the Borrower are also subject to the conditions precedent that the Junior Agent has received evidence in form and substance satisfactory to it that:

     (a) the Investors have directly or through Holdco subscribed in cash for equity share capital in the Borrower and/or the Borrower has received the proceeds of Subordinated Investor Debt, in an aggregate amount of not less than the Required Equity Amount;

     (b) the Required Equity Amount has been or will be applied by the Borrower in or towards the purposes specified in Clause 3(a) (Purpose); and

     (c) the Junior Agent is satisfied that an amount which bears the same proportion to the Total Commitments under and as defined in the Senior Facility Agreement as the requested Advance bears to the Total Commitments under this Agreement has been requested to be drawndown under the Senior Facility Agreement at the same time as the requested Advance.

4.4  FURTHER GENERAL CONDITIONS PRECEDENT

     Subject to Clause 4.5 (Certain Funds Period), the obligations of each Junior Lender to participate in an Advance are subject to the further conditions precedent that on the date of the Request for the Advance and on its Drawdown Date:

     (a) the representations and warranties in Clause 16 (Representations and Warranties) to be repeated on those dates are correct and will be correct immediately after the disbursement of the Advance;

     (b) no Default is outstanding or would result from the disbursement of the Advance; and

     (c) the Advance would not cause Clause 2.2 (Overall facility limit) to be contravened.

4.5  CERTAIN FUNDS PERIOD

     To assist the Borrower in meeting its obligations to ensure it has sufficient funds available to fulfil its obligations under the Offers, the Junior Lenders agree that the conditions precedent to drawdown specified in Clauses 4.4(a) and (b) (Further general conditions precedent) will be applicable to any Advance during the Certain Funds Period only to the extent that a Default is outstanding or would result from the Advance:

     (a)  under Clause 19.2 (Non-payment), 19.6 (Invalidity), 19.8 (Insolvency),
          19.9 (Liquidation and administration), 19.11 (Repudiation) or 19.14(a) (Change of control);

     (b) under Clause 19.3 (Misrepresentation), by reason of a misrepresentation under Clause 16.2 (Status), 16.3 (Powers and authority), 16.4 (Legal validity), 16.5 (a) or (b) (Non-conflict),
          16.7 (Authorisations) or 16.19 (The Borrower); or

     (c) by reason of a breach of Clause 17.8 (Pari passu ranking), 17.13 (Negative pledge), 17.15 (Restriction on Disposals), 17.18 (Restriction on borrowing), 17.19 (Acquisitions), 17.20 (Dividend and other restrictions), 17.21 (The Offers) or 17.26 (Savoy Debenture Stock),

     but this Clause 4.5 does not affect the rights of the Junior Finance Parties in respect of any other Default upon expiry of the Certain Funds Period.

5.   ADVANCES

5.1  RECEIPT OF REQUESTS

     The Borrower may borrow Advances if the Junior Agent receives, not later than 11.00 am on the Business Day before the proposed Drawdown Date, a duly completed Request.

5.2  COMPLETION OF REQUESTS

     A Request for an Advance will not be regarded as having been duly completed unless:

     (a)  the Drawdown Date is a Business Day falling during the Commitment
          Period;

     (b) the Requested Amount is a minimum of (Pounds)1,000,000 or the balance of the undrawn Total Commitments; and

     (c)  the payment instructions comply with Clause 9 (Payments).

5.3  AMOUNT OF EACH JUNIOR LENDER'S ADVANCE

     Subject to Clause 2.2 (Overall facility limit), the amount of a Junior Lender's Advance under this Clause 5 will be the proportion of the Requested Amount which its Commitment bears to the Total Commitments, in each case on the date of receipt of the relevant Request.

5.4  NOTIFICATION OF THE JUNIOR LENDERS

     The Junior Agent shall, not later than 5.00 pm on the Business Day before each Drawdown Date, notify each Junior Lender of the details of the requested Advances under this Clause 5 and the amount of its Advance.

5.5  PAYMENT OF PROCEEDS

     Subject to the terms of this Agreement, each Junior Lender shall make its Advance available to the Junior Agent for the Borrower on the relevant Drawdown Date.

6.  REPAYMENT

     The Borrower shall repay the Advances in full on the Final Maturity Date.

7.   PREPAYMENT AND CANCELLATION

7.1  MANDATORY PREPAYMENT ON LISTING

     If any of the shares of the Borrower or any company of which the Borrower is a Subsidiary shall be listed on any recognised stock exchange or shall be sold or issued by way of flotation or public offering then the Majority Junior Lenders may require the Junior Agent to demand by notice to the Borrower that on the effective date of listing, flotation or public offering, to the extent sufficient funds (net of associated costs and expenses) are raised and subject always to the prior right of the Banks to make like demand pursuant to clause 7.1 of the Senior Facility Agreement, all outstanding Advances together with accrued interest and all other amounts due to the Junior Finance Parties under the Finance Documents be immediately due and payable and the Total Commitments cancelled without premium or penalty (other than in accordance with Clause 24 (Indemnities)) whereupon all such amounts shall become immediately due and payable and the Total Commitments automatically cancelled on that date.

7.2  VOLUNTARY PREPAYMENT

     The Borrower may, by giving not less than 5 Business Days' prior notice to the Junior Agent (expiring not earlier than the date the Total Commitments have been fully drawn or cancelled), prepay without premium or penalty the whole or any part of an Advance (but if in part in a minimum amount of (Pounds)1,000,000 or, if more, integral multiples of (Pounds)1,000,000).
     If a prepayment is made on a date other than on the last day of an Interest Period for the relevant Advance, the prepayment must be accompanied by all amounts payable under Clause 24.2(c) (Indemnities) on the amount prepaid.

7.3  VOLUNTARY CANCELLATION

     The Borrower may, by giving not less than 5 Business Days' prior notice to the Junior Agent, cancel the unutilised portion of the Total Commitments in whole or in part (but, if in part, in a minimum amount of (Pounds)1,000,000 and an integral multiple of (Pounds)1,000,000) but no such cancellation will take effect before the earlier of (a) 30 days after the Unconditional Date and (b) the date both Offers have lapsed or expired. Any cancellation in part shall be applied against the relevant Commitment of each Junior Lender pro rata.

7.4  AUTOMATIC CANCELLATION

(a) The undrawn amount (if any) of the Total Commitments shall automatically be cancelled at close of business in London on the last day of the Commitment Period.

(b) The Total Commitments shall automatically be cancelled at close of business in London on the date which is 7 days after the date of this Agreement if the Press Release in respect of all the Offers has not been issued on or before that date.

7.5  ADDITIONAL RIGHT OF PREPAYMENT AND CANCELLATION

     If:

     (a) an Obligor is required to pay to a Junior Lender any additional amount under Clause 10 (Taxes); or

     (b) an Obligor is required to pay to a Junior Lender any amount under Clause 12 (Increased Costs); or

     (c) interest on a Junior Lender's participation in an Advance is being calculated in accordance with Clause 11 (Market Disruption),

     then, without prejudice to the obligations of any Obligor under those Clauses, the Borrower may, whilst the circumstances continue, serve a notice of prepayment and cancellation on that Junior Lender through the Junior Agent. On the date falling five Business Days after the date of service of the notice:

     (i) the Borrower will prepay without penalty or premium (but subject to payment of any amount payable under Clause 24.2(c) (Other Indemnities) on the amount prepaid) that Junior Lender's participation in all the Advances; and

     (ii) that Junior Lender's undrawn Commitment will be cancelled.

7.6  MANDATORY PREPAYMENT ON DISPOSAL OF INITIAL PROPERTIES

(a) If there is any sale, lease (other than a lease of an immaterial part of an Initial Property for less than one year at a rack rent without payment of any premium, or a disposal permitted by Clauses 17.15(e), (f) or (i) (Restrictions on Disposals)) or other disposal (a "DISPOSAL") of any of the Initial Properties, the Borrower shall pay or shall procure that immediately upon completion of the Disposal, the Required Prepayment Amount is forthwith applied in permanent prepayment of Advances.

(b) For the purposes of paragraph (a) above, the "REQUIRED PREPAYMENT AMOUNT" in respect of a particular Disposal is an amount equal to the higher of:

     (i) the Minimum Prepayment Amount in respect of the relevant Initial Property; and

     (ii) 22.77 per cent. of the aggregate gross value of the consideration for the Disposal.

7.7  PRIORITY OF SENIOR FACILITY AGREEMENT

     Any amount which would otherwise be or be required to be applied in prepayment of an Advance or any other sum outstanding under the Finance Documents shall only be so applied, and shall only be required to be so applied (notwithstanding the relevant provisions of this Agreement), if and to the extent that such amount is not required to be applied in making payments to the Banks under the Senior Facility Agreement and such payment is in any event permitted under the Intercreditor Agreement.

7.8  MISCELLANEOUS PROVISIONS

(a) Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Junior Agent shall notify the Junior Lenders promptly of receipt of any such notice.

(b)  All prepayments under this Agreement shall be made together with:

     (i)  accrued interest on the amount prepaid; and

     (ii) the amount (if any) payable in respect of that prepayment under Clause 24 (Indemnities).

(c) No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d) No amount prepaid under Clause 7.5 (Additional right of prepayment and cancellation), 7.6 (Mandatory prepayment on Disposal of Initial Properties) or in respect of an Advance may subsequently be re-borrowed. No amount of a Commitment cancelled under this Agreement may subsequently be reinstated.

8.   INTEREST

8.1  SELECTION OF INTEREST PERIODS FOR ADVANCES

(a) Each Interest Period for an Advance will commence on its Drawdown Date or the expiry of its preceding Interest Period.

(b) Subject to the following provisions of this Clause 8.1, the first Interest Period for each Advance begins on its Drawdown Date and ends on 30th September, 1998 and each successive Interest Period is a period of approximately 3 months beginning on the last day of the previous Interest Period and ending on 31st December, 31st March, 30th June or 30th September (as appropriate).

(c) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.2  INTEREST RATE FOR ALL ADVANCES

     The rate of interest on each Advance for each applicable Interest Period is the rate per annum determined by the Junior Agent to be the aggregate of the applicable:

     (a)  Margin;

     (b)  LIBOR; and

     (c)  Mandatory Cost.

8.3  DUE DATES

     Except as otherwise provided in this Agreement, accrued interest on each Advance is payable by the Borrower on the last day of each Interest Period applicable to that Advance.

8.4  DEFAULT INTEREST

(a) If an Obligor fails to pay any amount payable by it under this Agreement, it shall forthwith on demand by the Junior Agent pay interest on the overdue amount from the due date up to the date of actual payment, both before and after judgement, at a rate (the "DEFAULT RATE") determined by the Junior Agent to be one per cent. (1%) per annum above the higher of:

     (i) the rate on the overdue amount under Clause 8.2 (Interest rate for all Advances) immediately before the due date (if of principal); and

     (ii) the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Advance in the currency of the overdue amount for such successive Interest Periods of such duration as the Junior Agent may determine (each a "DESIGNATED INTEREST PERIOD").

(b) The default rate will be determined by the Junior Agent on each Business Day or the first day of the relevant Designated Interest Period as appropriate.

(c) If the Junior Agent determines that deposits in the currency of the overdue amount are not at the relevant time being made available by more than one Reference Bank to leading banks in the London interbank market, the default rate will be determined by reference to the cost of funds to the Junior Agent from whichever sources it selects in good faith.

(d) Default interest will be compounded at the end of each Designated Interest Period but not more often than monthly.

8.5  NOTIFICATION

     The Junior Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.   PAYMENTS

9.1  PLACE

     All payments by the Borrower or a Junior Lender under this Agreement shall be made by payment in Sterling for value the same day, to the account notified to the Borrower and the Junior Lender by the Junior Agent on or about the date of this Agreement or to such other account or bank as the Junior Agent may by not less than five Business Days' prior notice have specified for this purpose.

9.2  CURRENCY

     All amounts payable under the Finance Documents are payable in Sterling.

9.3  FUNDS

     Payments under this Agreement to the Junior Agent shall be made for value on the due date at such times and in such funds as the Junior Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

9.4  DISTRIBUTION

(a) Each payment received by the Junior Agent under this Agreement for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Junior Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such bank in the United Kingdom as it may notify to the Junior Agent for this purpose by not less than five Business Days' prior notice.

(b) The Junior Agent may apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under this Agreement.

(c) Where a sum is to be paid under this Agreement to the Junior Agent for the account of another Party, the Junior Agent is not obliged to pay that sum to that other Party until it has established that it has actually received that sum. The Junior Agent may, however, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that other Party a corresponding amount. If the sum has not in fact been made available but the Junior Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand refund the corresponding amount to the Junior Agent together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Junior Agent in good faith to reflect its cost of funds.

9.5  SET-OFF AND COUNTERCLAIM

     All payments made by an Obligor under the Finance Documents will be made without set-off or counterclaim.

9.6  NON-BUSINESS DAYS

     If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not). During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

9.7  PARTIAL PAYMENTS

(a) If the Junior Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Junior Agent shall apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

     (i) FIRST, in or towards payment pro rata of any unpaid costs, fees and expenses of the Junior Agent and the Security Trustee properly incurred under the Finance Documents;

     (ii) SECONDLY, in or towards payment pro rata of any accrued interest due but unpaid under the Finance Documents;

     (iii) THIRDLY, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

     (iv) FOURTHLY, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b) The Junior Agent shall, if so directed by all the Junior Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c) Paragraphs (a) and (b) above shall override any appropriation made by an Obligor.

10.  TAXES

10.1 GROSS-UP

     Subject to Clause 10.3 (Qualifying Bank), all payments by an Obligor under the Finance Documents shall be made without any deduction and free and clear of and without deduction for or on account of any Taxes levied or imposed by the United Kingdom or any taxing authority of or in the United Kingdom other than Tax on Overall Net Income, except to the extent that the Obligor is required by law to make payment subject to the deduction of any such Taxes. If any such Tax or amounts in respect of such Tax must be deducted, or any other deductions must be made, from any amounts payable or paid by an Obligor, or paid or payable by the Junior Agent to a Junior Lender, under the Finance Documents, the Obligor shall pay such additional amounts as may be necessary to ensure that the relevant Junior Finance Party receives a net amount equal to the full amount which it would have received had payment not been made subject to tax.

10.2 TAX RECEIPTS

     All taxes required by law to be deducted or withheld by an Obligor from any amounts paid or payable under the Finance Documents shall be paid by the relevant Obligor when due and the Obligor shall, within 15 days of the payment being made, deliver to the Junior Agent for the relevant Junior Lender evidence satisfactory to that Junior Lender (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

10.3 QUALIFYING BANK

     If:

     (a) at the time it becomes a Party, a Junior Lender is not a Qualifying Bank; or

     (b) a Junior Lender ceases to be a Qualifying Bank other than as a result of a Tax Change,

     then no Obligor who is tax resident in the United Kingdom will be liable to pay to such a Junior Lender under Clause 10.1 (Gross-up) any amount in respect of Taxes levied or imposed by the United Kingdom or any taxing authority of or in the United Kingdom ("UK TAXES") in excess of the amount it would have been obliged to pay if such Junior Lender had been and remained a Qualifying Bank.

10.4 TAX WARRANTY

     Except as otherwise notified in writing to the Borrower, each Junior Lender warrants to the Borrower that it is a Qualifying Bank. That warranty will be deemed to be repeated by each Junior Lender on the due date for payment of interest to that Junior Lender unless that Junior Lender is not able to make it on that date as a result of a Tax Change. If at any time after it becomes a party to this Agreement, a Junior Lender is aware that it is, or will become, unable to make that warranty (for whatever reason) it will promptly notify the Borrower and the Junior Agent.

10.5 TREATY LENDERS

     Within 10 Business Days after becoming a Junior Lender, a Treaty Lender will deliver to the Treaty Lender's local revenue authority such forms as that Treaty Lender is required and lawfully able to complete to claim exemption from UK Taxes and thereafter will make all reasonable efforts to obtain clearance from such local revenue authority that it is able to claim exemption from UK Taxes under the relevant double taxation treaty. No Obligor will be liable to pay to such Treaty Lender under Clause 10.1 (Gross-up) any additional amount if those forms have not been so delivered or if such reasonable efforts have not been made.

10.6 TAX SAVING

(a) In the event that, following the imposition of any Tax on any payment by any Obligor (or any corresponding payment by the Junior Agent to any other Junior Finance Party under this Agreement) in consequence of which such Obligor is required under Clause 10.1 (Gross-up) to pay such Tax or to pay any additional amount in respect of it, any Junior Finance Party shall in its sole opinion and based on its own interpretation of any relevant laws or regulations receive or be granted a repayment of Tax or a credit against or remission for or deduction from or in respect of any Tax payable by it, or shall obtain any other relief in respect of Tax, which in such Junior Finance Party's opinion is both reasonably identifiable and quantifiable by it (any of the foregoing, to the extent so reasonably identifiable and quantifiable, being referred to as a "SAVING"), such Junior Finance Party shall, to the extent that it can do so without prejudice to the retention of the relevant saving and subject to such Obligor's obligation to repay the amount reimbursed to it under this Clause 10.6(a) to such Junior Finance Party if the relevant saving is subsequently disallowed or cancelled (which repayment shall be made promptly on receipt of notice by the relevant Obligor from such Junior Finance Party of such disallowance or cancellation), reimburse such Obligor promptly after receipt of such saving by such Junior Finance Party with such amount as such Junior Finance Party shall in its sole opinion have concluded to be the amount or value of the relevant saving.

(b) Nothing contained in this Agreement shall interfere with the right of any Junior Finance Party to arrange its tax and other affairs in whatever manner it thinks fit and, in particular, no Junior Finance Party shall be under any obligation to claim relief from tax on its corporate profits, or from any similar tax liability, in respect of the tax, or to claim relief in priority to any other claims, reliefs, credits or deductions available to it or to disclose details of its tax affairs. No Junior Finance Party shall be required to disclose any confidential information relating to the organisation of its affairs.

11.  MARKET DISRUPTION

(a) If, in relation to any Advance, at or about 11.00 am on the first day of an Interest Period for that Advance:

     (i) the Junior Agent determines that paragraph (ii) of the definition of LIBOR applies and less than two of the Reference Banks is offering to prime banks in the London interbank market deposits in Sterling for the proposed duration of such Interest Period; or

     (ii) the Junior Agent receives notification from Junior Lenders whose participations in the proposed Advance would exceed 50 per cent. of the Advance that, in their opinion:

          (A) matching deposits may not be available to them in the London interbank market in the ordinary course of business to fund their participations in that Advance for the relevant Interest Period; or

          (B) the cost to them of obtaining matching deposits in the London interbank market would be in excess of LIBOR for the relevant Interest Period,

     the Junior Agent shall promptly notify the Borrower and the Junior Lenders of that fact and that this Clause 11 is in operation.

(b)  After any notification under paragraph (a) above:

     (i) if the Advance has not been made, the Advance shall still be made but it shall have an Interest Period of one month and the interest payable on that Advance shall be determined in accordance with sub-paragraphs (iii) to (vii) below;

     (ii) if the Advance has been borrowed, that Advance shall remain outstanding (without prejudice to Clauses 7.5 (Additional right of prepayment and cancellation) and 14 (Mitigation)) but it shall have an Interest Period of one month and the interest payable on that Advance shall be determined in accordance with sub-paragraphs (iii) to (vii) below;

     (iii) promptly after receipt of the notification, the Borrower and the Junior Agent shall enter into negotiations in good faith for a period of not more than one month with a view to agreeing a substitute basis for determining the rate of interest and/or funding applicable to the Advance affected by the notification;

     (iv) any substitute basis agreed under sub-paragraph (iii) above shall be, with the prior consent of all the Junior Lenders, binding on all the Parties;

     (v) if no substitute basis is agreed under sub-paragraph (iii) above, each Junior Lender (through the Junior Agent) shall certify on or before the last day of the relevant Interest Period an alternative basis for maintaining its participation in that Advance;

     (vi) any alternative basis referred to in sub-paragraph (v) above must reflect the cost to that Junior Lender of funding its participation in that Advance from whatever sources it may reasonably select (each Junior Lender's cost of funding being certified by the Junior Lender with a copy to the Junior Agent) plus the Margin and any Mandatory Cost; and

     (vii) each alternative basis so certified shall be binding on the Borrower and the certifying Junior Lender and treated as part of this Agreement.

12.  INCREASED COSTS

12.1 INCREASED COSTS

     Subject to Clause 12.2 (Exceptions), if the result of:

     (a) any change in or the introduction of, or any change in the interpretation, administration or application by any competent court, authority or organisation in the relevant jurisdiction of, any law, regulation or treaty or in or of any official directive or official request from, or the rules of, any governmental, fiscal, monetary or regulatory (including self-regulatory) authority, organisation or agency (whether or not having the force of law but, if not having the force of law, being a regulation, treaty, official directive, official request or rule which it is the practice of banks in the relevant jurisdiction to comply with) after the date of this Agreement which affects banks or financial institutions of the same type as any Junior Finance Party in that jurisdiction; or

     (b) compliance by any Junior Finance Party (or any holding company of such Junior Finance Party) with any such change or introduction,

     including, in each case without limitation, those relating to taxation, reserves, special deposit, cash ratio, liquidity or capital adequacy requirements or other forms of banking, fiscal, monetary or regulatory controls, is that:

     (i) such Junior Finance Party incurs an increased cost as a result of it having entered into, and/or performing and/or maintaining and/or funding its obligations under, any Finance Document; or

     (ii) such Junior Finance Party incurs an increased cost in making, funding or maintaining all or any advances comprised in a class of advances formed by or including its participation in some or all of the Advances made or to be made under this Agreement; or

     (iii) such amount receivable by such Junior Finance Party under any Finance Document is reduced or the effective rate of return to such Junior Finance Party under any Finance Document or on its capital employed for the purposes of this Agreement is reduced; or

     (iv) such Junior Finance Party makes any payment or forgoes any interest or other return on or calculated by reference to any amount received or receivable by it from any Obligor or the Junior Agent or any other Junior Finance Party under any Finance Document, then and in each such case (but subject to Clause 12.2 (Exceptions)):

     (A) such Junior Finance Party shall notify the Borrower through the Junior Agent of that event promptly upon its becoming aware of the event including, in reasonable detail, particulars of the event; and

     (B) within five Business Days after receipt by the Borrower of a demand from time to time by such Junior Finance Party through the Junior Agent, the Borrower shall pay to the Junior Agent for the account of such Junior Finance Party such amount as shall compensate such Junior Finance Party for such increased cost (or, in the case of (i) or (ii) above, the portion of such increased cost as is attributable to its making, funding or maintaining Advances or maintaining its obligation, if any, to provide Advances under this Agreement), reduction, payment or forgone interest or other return.

     Nothing in this Clause shall oblige any Junior Finance Party or the Junior Agent to disclose any confidential information relating to the organisation of its affairs.

12.2 EXCEPTIONS

     Clause 12.1 (Increased Costs) shall not apply so as to oblige the Borrower to compensate any Junior Finance Party for any increased cost, reduction, payment or forgone interest or other return:

     (a) resulting from any change in or the introduction of, or any change in the interpretation or application of, any law, regulation, treaty, directive, request or rules relating to, or any change in the rate of, Tax on Overall Net Income of such Junior Finance Party; or

     (b) resulting from the implementation by the applicable authorities having jurisdiction over such Junior Finance Party and/or its Facility Office of the matters set out in the statement of the Basle Committee on Banking Regulation and Supervisory Practices dated July, 1988 and entitled "International Convergence of Capital Measurement and Capital Standards", to the extent, at the rates and according to the timetable provided for therein; or

     (c)  compensated for by the payment of the Mandatory Cost; or

     (d) attributable to any Tax or amounts in respect of Tax which must be deducted from any amounts payable or paid by an Obligor under the Finance Documents giving rise to an obligation to gross up under Clause 10.1 (Gross-up) or which would give rise to such an obligation but for Clauses 10.3 (Qualifying Bank) or 10.5 (Treaty Lenders).

13.  ILLEGALITY

     If any change in or the introduction of any law, regulation, treaty or (whether or not having the force of law but, if not having the force of law, being one with which it is the practice of persons in the position of the relevant Junior Lender(s) in the relevant jurisdiction to comply) official directive or rule of any governmental, fiscal, monetary or regulatory (including self regulatory) authority, organisation or agency, having jurisdiction (together "LAWS"), or any change in the interpretation, administration or application of Laws by a competent court or the relevant authority, organisation or agency or compliance by any Junior Finance Party with any such change or introduction of Laws or change in interpretation, administration or application of Laws, shall make it (or make it apparent that it is) unlawful or a breach of Laws for any Junior Finance Party to make available or fund or maintain the Advances or any part of the Advances under this Agreement or to give effect to its obligations and exercise its rights as contemplated by this Agreement, that Junior Finance Party may, by notice to the Obligor concerned through the Junior Agent, declare that to the extent necessary to avoid any such illegality or breach of Laws its obligations to the Obligor concerned under this Agreement shall be terminated forthwith or, if later, on the latest date to which the obligations may remain in effect without causing such Junior Finance Party to be in breach of Laws, whereupon:

     (a) PREPAY: the Obligor, if the Borrower, will forthwith, or by such later date as shall be immediately prior to the illegality or breach in question taking effect, prepay such part of such Junior Finance Party's participation in the Advances together with all interest and other charges accrued thereon to the date of the prepayment and all other amounts payable to such Junior Finance Party under the Finance Documents as shall be necessary to avoid any such illegality or breach by such Junior Finance Party of any Laws; and

     (b) COMMITMENTS: to the extent necessary to avoid any such illegality or breach of Laws such Junior Finance Party's Commitments shall be cancelled and reduced to nil.

14.  MITIGATION

     If circumstances arise in respect of any Junior Finance Party which would, or upon the giving of notice would, result in the operation of Clauses 10 (Taxes), 11 (Market Disruption), 12 (Increased Costs) or 13 (Illegality) to the detriment of an Obligor:

     (a) such Junior Finance Party shall promptly upon becoming aware of the same notify the Obligor and, upon the written request of the Obligor, shall enter into discussions with the Obligor with a view to determining what mitigating action might be taken by such Junior Finance Party, including discussion of the possibility of a change in its Facility Office or transfer of its participation in the Facility and its Commitments to another bank or financial institution; and

     (b) at the request of the Obligor, the Junior Agent will enter into discussions with the Obligor with a view to determining what mitigating action might be taken by the Junior Agent with respect to the administration of this Agreement by it.

     Without limiting or reducing the obligations of the Obligors (or any of them) under Clauses 10 (Taxes), 11 (Market Disruption), 12 (Increased Costs) or 13 (Illegality), the relevant Junior Finance Party shall, upon the written request of the Obligor, take such reasonable steps as may be practical and open to it to mitigate or remove the effects of such circumstances including, without limitation, a change in its Facility Office or transfer of its participation in the Facility and its Commitment to another bank or financial institution reasonably acceptable to the Obligor or the restructuring of its participation in this Agreement in a manner which will avoid the circumstances in question and on terms acceptable to the Junior Agent acting on the instructions of the Majority Junior Lenders and the Obligor. Nothing in this Clause 14, however, shall oblige any Junior Finance Party to take any such step if, in the opinion of such Junior Finance Party (such opinion being conclusive) any such step might reasonably be expected to have an adverse effect upon its business, operations or financial condition or the management of its tax affairs or its return in relation to its participation in the Advances or cause it to incur any material costs or expenses.

15.  GUARANTEE

15.1 GUARANTEE

     Each Guarantor irrevocably, unconditionally, jointly and severally:

     (a) as principal obligor guarantees to each Junior Finance Party prompt performance by the Borrower of all its obligations under the Finance Documents;

     (b) undertakes with each Junior Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall forthwith on demand by the Junior Agent pay that amount as if that Guarantor instead of the Borrower were expressed to be the principal obligor; and

     (c) indemnifies each Junior Finance Party on demand against any loss or liability suffered by it if any obligation guaranteed by that Guarantor is or becomes unenforceable, invalid or illegal.

15.2 CONTINUING GUARANTEE

     This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

15.3 REINSTATEMENT

(a) Where any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of each Guarantor under this Clause 15 (Guarantee) shall continue as if the discharge or arrangement had not occurred.

(b) Each Junior Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

15.4 WAIVER OF DEFENCES

     The obligations of each Guarantor under this Clause 15 (Guarantee) will not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 15 (Guarantee) or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or any Junior Finance Party):

     (a) any time or waiver granted to, or composition with, the Borrower or other person; or

     (b) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security; or

     (c) any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person; or

     (d) any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 15 (Guarantee) shall include each variation or replacement; or

     (e) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that each Guarantor's obligations under this Clause 15 (Guarantee) shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

     (f) any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from the law, regulation or order so that each such obligation shall for the purposes of the Guarantor's obligations under this Clause 15 (Guarantee) be construed as if there were no such circumstance.

15.5 IMMEDIATE RECOURSE

     Each Guarantor waives any right it may have of first requiring any Junior Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 15 (Guarantee).

15.6 APPROPRIATIONS

     Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Junior Finance Party (or any trustee or agent on its behalf) may:

     (a) refrain from applying or enforcing any other moneys, security or rights held or received by that Junior Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

     (b) hold in a suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 15 (Guarantee) which shall bear interest at an appropriate commercial rate as reasonably determined by such Junior Finance Party.

15.7 NON-COMPETITION

     Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, no Guarantor shall, after a claim has been made, or by virtue of any payment or performance by it, under this Clause 15 (Guarantee):

     (a) be subrogated to any rights, security or moneys held, received or receivable by any Junior Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor's liability under this Clause 15 (Guarantee); or

     (b) claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Junior Finance Party (or any trustee or agent on its behalf); or

     (c) receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

     Each Guarantor shall hold in trust for and forthwith pay or transfer to the Junior Agent for the Junior Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause 15.7.

15.8 ADDITIONAL SECURITY

     This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Junior Finance Party.

16.  REPRESENTATIONS AND WARRANTIES

16.1 REPRESENTATIONS AND WARRANTIES

     Each Obligor makes the representations and warranties set out in this Clause 16 (Representations and Warranties) to each Junior Finance Party.

16.2 STATUS

     It is a limited liability company (or, in the case of the Borrower an unlimited liability company), duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has the power to own its assets and carry on its business as it is being conducted.

16.3 POWERS AND AUTHORITY

     It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

16.4 LEGAL VALIDITY

     Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable (subject to applicable insolvency, bankruptcy, reorganisation, moratorium or similar laws affecting creditors' rights generally and subject to equitable principles of general application) in accordance with its terms.

16.5  NON-CONFLICT

      The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

      (a)  any law or regulation or judicial or official order applicable to it;
           or

      (b) its constitutional documents (or any of its resolutions having current effect); or

      (c) any agreement or instrument to which it or any member of the Group is party or which is binding on any of them or their assets in such a manner or to an extent which is reasonably likely to have a material adverse effect on its ability to perform its obligations under the Finance Documents, provided that this paragraph (c) shall not apply to any Existing Financing Agreement during the Clean-up Period.

16.6  NO DEFAULT

(a) No Event of Default has occurred and is continuing which has not been waived.

(b) No event has occurred and is continuing which has not been waived which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, might constitute) a default under any agreement or instrument which is binding on any member of the Group or any asset of any member of the Group to an extent or in a manner which is reasonably likely to have a material adverse effect on its ability to perform its obligations under the Finance Documents, provided that this paragraph (b) shall not apply to any Existing Financing Agreement during the Clean-up Period.

16.7  AUTHORISATIONS

      All authorisations required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

16.8  ACCOUNTS

(a) Its accounts most recently delivered to the Junior Agent from time to time under Clause 17.2 (Financial information):

      (i) have been prepared in accordance with Clause 17.6 (Accounting standards); and

      (ii) (in the case of audited accounts) present a true and fair view of or (in the case of unaudited accounts) fairly present the consolidated financial condition of the Group as at the date to which they were drawn up and/or (as appropriate) the results of operations and (in the case of annual accounts) changes in financial position during the financial period concerned.

(b) Its audited accounts have not been qualified in any materially adverse way.

16.9  LITIGATION

      No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which are reasonably likely, if adversely determined, to have a material adverse effect on its ability to perform its obligations under the Finance Documents.

16.10 INFORMATION PACKAGE AND CERTIFICATES OF TITLE

(a) All factual information in respect of the Group, the Target Group, the Investors and the Initial Properties contained in the Information Package was true (or, in the case of information relating to the Target Group or the Initial Properties was true to the best of the Borrower's knowledge and belief and, other than where provided by advisors, after reasonable enquiry) in all material respects at the respective dates as of which that information speaks. All expressions of opinion or intention in respect of the Group, the Target Group, the Investors and the Initial Properties and all forecasts and projections contained in the Information Package in respect of the Group, the Target Group, the Investors and the Initial Properties were arrived at after careful consideration and to the best of the Borrower's knowledge and belief were based on grounds believed to be reasonable. The Information Package as of its date (insofar as based on information relating to the Target Group or the Initial Properties, to the best of the Borrower's knowledge and belief after reasonable enquiry) was not misleading in any material respect in respect of the Group, the Target Group, the Investors and the Initial Properties and did not omit to disclose any matter which failure to disclose would result in any information contained in the Information Package in respect of the Group, the Target Group, the Investors and the Initial Properties being misleading in any material respect.

(b) All material information provided by or on behalf of the Borrower, or (to the best of the Borrower's knowledge and belief) the Target Group, to the firms which prepared each Certificate of Title and contained or referred to therein, was true in all material respects at the date the information was given.

(c) To the best of the Borrower's knowledge and belief, the Certificates of Title are not misleading in any material respect and do not omit to disclose any matter which failure to disclose would result in any information or conclusion therein being misleading in any material respect and which would materially and adversely affect the value or marketability of the Initial Properties and the security given to the Security Trustee in respect of the Initial Properties for the amounts owed under the Finance Documents, in each case, as of the date of issue of the relevant Certificate of Title.

(d) Since the date of the material contained in the Information Package and the Certificates of Title respectively, nothing has (to the best of the knowledge and belief of the Borrower) occurred or come to light which renders any of the information, expressions of opinion or intention, forecasts, projections or conclusions warranted to in paragraphs (a), (b) or (c) above and contained in the Information Package or the Certificates of Title, as the case may be, inaccurate or misleading in any respect which could reasonably be expected to have a material adverse effect on the ability of any Obligor to perform its obligations under this Agreement.

16.11 TITLE TO INITIAL PROPERTIES

      Except to the extent disclosed in the relevant Certificate of Title in relation to each Initial Property, the relevant Obligor (and, prior to them becoming Obligors, each member of the Target Group) has a good and marketable legal and beneficial title to that Initial Property free from any encumbrances or other matters which would be reasonably likely materially and adversely to affect the value or marketability of that Initial Property.

16.12 VALUATION

(a) All information provided by it to the Valuer for the purposes of each Valuation is accurate in all material respects and no information has been omitted which would make that information misleading and which would materially and adversely affect the value or marketability of the Initial Properties and the security given, or proposed to be given, to the Security Trustee in respect of the Initial Properties for the amounts owed under the Finance Documents;

(b) save as disclosed to the Junior Agent in writing, there has been no material change to the information provided pursuant to paragraph (a) above in respect of the most recent Valuation between the date such information was provided and each date on which this representation and warranty is repeated which would materially and adversely affect the value or marketability of the Initial Properties and the security given, or proposed to be given, to the Junior Agent in respect of the Initial Properties for the amounts owed under the Finance Documents; and

(c) no information has been withheld by it from the Valuer which may be material to any Valuation and which would materially and adversely affect the value or marketability of the Initial Properties and the security given, or proposed to be given, to the Junior Agent in respect of the Initial Properties for the amounts owed under the Finance Documents,

      PROVIDED THAT in the case of the Initial Valuation, the representations and warranties in paragraphs (a), (b) and (c) above are made to the best of the Borrower's knowledge and belief.

16.13 DOCUMENTS

      The originals of documents delivered to the Junior Agent by it or on its behalf pursuant to Clause 4.1 (Documentary conditions precedent) and any other provision of the Finance

      Documents were genuine and in the case of copy documents, were at the date of delivery true, complete and accurate copies in all material respects, of originals which had not been amended, varied, supplemented or superseded in any way which would be reasonably likely to have a material adverse effect on the ability of any Obligor to perform its obligations under the Finance Documents.

16.14 ENVIRONMENTAL MATTERS

      There is no Environmental Claim pending or threatened against it which is reasonably likely to be decided against it and which if so decided would be reasonably likely to have a material adverse effect on the ability of it to perform its obligations under this Agreement.

16.15 RANKING OF SECURITY

(a) Subject to registration where required, the security conferred by the Debentures constitute a first priority security interest of the type therein described over the security assets therein referred to which are not subject to any prior or pari passu Security Interests (other than as permitted by Clause 17.13 (Negative pledge) and those whose claims are preferred solely by any bankruptcy, insolvency or other similar laws of general application to creditors) and which are not liable to avoidance on liquidation or administration.

(b) Save as permitted under Clause 17.13 (Negative pledge) no Security Interest exists over all or any of the present or future revenues or assets of any member of the Group.

16.16 REGISTRATION REQUIREMENTS

      Except for due registration of each Debenture under Section 395 of the Companies Act 1985 and under the Land Registration Acts 1925 to 1986, it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any authority or that any stamp, registration or similar tax be paid on or in respect thereof.

16.17 PARI PASSU RANKING

      Its obligations under the Finance Documents rank at least pari passu with all its other unsecured and unsubordinated obligations, except for obligations which are mandatorily preferred by law applying to creditors' rights generally.

16.18 TITLE TO SHARES

      All of the Shares which are acquired by the Borrower pursuant to the Offers or the implementation of the procedures under Sections 428-430(F) of the Companies Act 1985 are beneficially owned by the Borrower and the Borrower will be entitled forthwith (subject to payment of stamp duty and registration in the shareholders' register of the Target of the transfer of those Shares, which registration will be completed as soon as possible unless the Security Trustee requires that the shares be registered in the name of the Security Trustee or its nominee pursuant to the Debenture, in which case that registration will be completed as soon as possible) to become the legal registered owner of such Shares free from any Security Interest (other than those created by the Debenture).

16.19 THE BORROWER

      On the first Drawdown Date, the Borrower will not have any material commitments or indebtedness except for:

      (a)  under or in relation to the Finance Documents; or

      (b)  pursuant to, or in connection with, the Offers.

16.20 TIMES FOR MAKING REPRESENTATIONS AND WARRANTIES

(a) The representations and warranties set out in this Clause 16 (with the exception of Clause 16.10 (Information Package and Certificates of Title)):

      (i) in the case of an Obligor which is a Party on the date of this Agreement, are made by that Obligor on the date of this Agreement; and

      (ii) in the case of an Obligor which becomes Party after the date of this Agreement, will be deemed to be made by that Obligor on the date it executes a Subsidiary Guarantor Accession Agreement (as the case may be).

(b) The representation and warranty set out in Clause 16.10 (Information Package and Certificates of Title) is made on the date of the first Request, the first Drawdown Date and the earlier of:

      (i)   the date falling six months after the first Drawdown Date; and

      (ii)  the date of completion of general syndication,

      with reference to the facts and circumstances existing at that time.

(c) The representations and warranties set out in this Clause 16 (with the exception of Clause 16.10 (Information Package and Certificates of Title) and 16.13 (Documents) are deemed to be repeated by the Obligors on the date of each Request, each Drawdown Date and the first day of each Interest Period with reference to the facts and circumstances then existing.

16.21 SAVOY DEBENTURE STOCK MORTGAGES

      The existence of the Savoy Debenture Stock Mortgages on the basis permitted by this Agreement shall not of itself give rise to any breach of the representations and warranties in this Clause 16.

17.   UNDERTAKINGS

17.1  DURATION

      The undertakings in this Clause 17 (Undertakings) remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

17.2  FINANCIAL INFORMATION

      The Borrower shall supply to the Arranger and to the Junior Agent in sufficient copies for all the Junior Lenders:

      (a) not later than 30 days before the commencement of each financial year of the Group, a budget which includes a monthly estimate of projected revenues, expenses and capital expenditure for the Group for such year, together with details of the principal assumptions underlying such projections;

     (b) as soon as the same are available (and in any event within 120 days of the end of each of its financial years):

           (i) in the case of the Borrower, the Group Accounts for that financial year; and

           (ii) in the case of each Subsidiary Guarantor, its audited accounts for that financial year;

     (c)   (commencing with the first quarter to begin after the first Drawdown
           Date) as soon as the same are available (and in any event within 45 days of the end of each quarter of its financial year) quarterly profit and loss and cashflow statements for the Group for the Ratio Period ending on the last day of such quarter in agreed form;

     (d) together with the statements delivered under paragraph (c) above, a comparison of the material items in the Group's actual results for the relevant financial year up to the last day of the quarter to which the relevant statements under paragraph (c) relate against the projections for the same period in the budget for that financial year delivered under paragraph (a) above;

     (e) together with the Group Accounts delivered under paragraph (b) above, a certificate signed by its auditors substantially in the form set out in Part I of Schedule 7 setting out in reasonable detail computations establishing whether the financial ratios in Clause 18 (Financial and Minimum Value Covenants) were complied with; and

     (f) together with the annual accounts specified in paragraph (b)(i) and the quarterly statements specified in paragraph (c) above (and, in the case of (ii) below, promptly at any other time if the Junior Agent so requests), a certificate in the form set out in Part II of Schedule 7 signed by an officer of the Borrower on its behalf:

          (i) in the case of the quarterly statements only, setting out in reasonable detail computations establishing whether the financial ratios in Clause 18 (Financial and Minimum Value Covenants) were complied with; and

          (ii) certifying that, no Default is outstanding or, if such a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

17.3 INFORMATION - MISCELLANEOUS

     Each Obligor shall supply to the Junior Agent:

     (a) (in the case of the Borrower only) all documents despatched by it to its shareholders in their capacity as shareholders or its creditors generally (or any class of them) at the same time as they are despatched;

     (b) promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it, and which are reasonably likely, if adversely determined, to have a material adverse effect on the ability of that Obligor to perform its obligations under the Finance Documents; and

     (c) promptly, such further information in its possession or control regarding its financial condition or the financial condition of any other member of the Group and not previously provided as any Junior Finance Party may reasonably request through the Junior Agent, in sufficient copies for all of the Junior Lenders, if the Junior Agent so requests.

17.4 NOTIFICATION OF DEFAULT

     Each Obligor shall notify the Junior Agent of any Default with respect to it (and the steps, if any, being taken to remedy it) forthwith upon becoming aware of it.

17.5 AUDIT AND ACCOUNTING DATES

          The Borrower will ensure that:

     (a) the Group Accounts are audited by Deloitte & Touche or such other firm of internationally recognised auditors as the Majority Junior Lenders may approve (such approval not to be unreasonably withheld or delayed);

     (b) it will at all times have duly appointed auditors and each Obligor shall at all times have duly appointed auditors (where required by law); and

     (c) it will not, and no Obligor will, change its accounting reference date without the prior written consent of the Majority Junior Lenders (not to be unreasonably withheld) other than to conform its financial year end to that of the Borrower or the Target.

17.6 ACCOUNTING STANDARDS

(a) The Borrower will ensure that all accounts to be delivered pursuant to Clause 17.2 (Financial Information) shall be prepared in accordance with the Accounting Principles or shall indicate in notes to or accompanying such accounts any material departures from the Accounting Principles.

(b) The Borrower shall, at the same time as it delivers to the Junior Agent the Group Accounts and any quarterly statements under Clause 17.2(c) (Financial information), deliver to the Junior Agent a letter explaining any differences between the format, headings and characterisations used in the Group Accounts or in the quarterly statements of the Group, as the case may be, from those in the Original Target Group Accounts (where those differences would affect the ability of the Junior Agent to calculate the components of the financial ratios in Clause 18 (Financial and

     Minimum Value Covenants)) in sufficient detail to enable the financial covenants to be calculated as though there were no such differences.

17.7 AUTHORISATIONS

     Each Obligor shall promptly:

     (a)  obtain, maintain and comply with the terms of; and

     (b)  supply certified copies to the Junior Agent of,

     any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

17.8 PARI PASSU RANKING

     Each Obligor shall procure that its payment obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations (other than obligations which are mandatorily preferred by law applying to creditors' rights generally).

17.9 HEDGING AGREEMENTS

(a) The Borrower confirms that on or prior to the date of this Agreement it has hedged its interest rate exposure in respect of an initial notional principal amount of (Pounds)375,600,000 (taking into account the Repayment Instalments under and as defined in the Senior Facility Agreement) for a period commencing on the first Drawdown Date and ending on the Final Maturity Date.

(b) Each hedging agreement solely to effect the hedging referred to in paragraph (a) above is a "HEDGING AGREEMENT".

(c) The claims of a Hedging Bank under a Hedging Agreement will be secured by the Debentures, pari passu with the claims of the Banks under the Senior Facility Agreement.

17.10  VALUATIONS

(a)  The Borrower shall deliver to the Junior Agent:

     (i)    not more than 30 days before the first Drawdown Date;

     (ii) together with the Group Accounts for each financial year of the Group; and

     (iii) at any time upon not less than 30 days' request by the Junior Agent acting on the instructions of the Majority Junior Lenders,

     (in the case of (i)) a complete and expanded version of the Initial Valuation and (in any other case) a Valuation of the Initial Properties as at the end of the financial year of the Borrower (starting with the financial year ending 31st December, 1999) ended immediately prior to the delivery of such Valuation (in the case of (ii) above) and as at a date no earlier than 30 days before it is delivered (in the case of (i) and (iii) above) and in each case prepared on the same basis and in a similar level of detail as is agreed with the Arranger on or before the date of this Agreement, subject to such variations requested by the Borrower as the Junior Agent (acting upon the instructions of the Majority Junior Lenders) may approve in writing.

(b) Valuations under (a)(i) and (ii) above will be at the Borrower's expense. Valuations under (a)(iii) above will be at the Junior Lenders' expense (pro rata to their outstandings at the date the Valuation is requested) unless an Event of Default has occurred and is continuing unwaived at the date of the Junior Agent's notice or if the Valuation itself demonstrates that an Event of Default has occurred, in which case the Valuation shall be at the Borrower's expense.

(c) The Borrower shall be given a reasonable opportunity to review a draft of each Valuation and make comments to the Valuer on such draft. Any such comments shall be copied to the Junior Agent at the same time as they are given to the Valuer. However, the Valuer shall not be under any obligation to act on any such comments and shall not incur any liability to any Obligor if it does not act on any such comments.

17.11 ENVIRONMENTAL UNDERTAKINGS

      Each Obligor shall, and the Borrower shall procure that each member of the Group shall, comply in all material respects (consistently with the manner in which similar businesses operating in the relevant jurisdiction comply) with:

      (a)  all applicable material Environmental Laws; and

      (b) the terms of all material environmental approvals necessary for the ownership and operation of its facilities and businesses as owned and operated from time to time,

      non-compliance with which is reasonably likely to have a material adverse effect on the ability of any Obligor to perform its obligations under this Agreement.

17.12 INSURANCE

      In addition to any specific insurance requirements in any Debenture, each Obligor will maintain (or in the case of landlord's insurances use its reasonable endeavours to procure the maintenance of) insurances on and in relation to its business and assets with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business such as that carried on by such Obligor and the Borrower will use its reasonable endeavours to procure that the interest of the Junior Finance Parties will be noted against all policies taken out in respect of insurances.

17.13 NEGATIVE PLEDGE

      No Obligor will, and the Borrower will procure that no other member of the Group will, create or permit to subsist any Security Interest on any of its assets other than a Permitted Security Interest.

17.14 SALE AND LEASEBACK AND OTHER TRANSACTIONS

      No Obligor will, and the Borrower will procure that no other member of the Group will:

      (a) sell, transfer or otherwise dispose of any of its assets on terms whereby it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset; or

      (b) factor or discount assets, enter into or permit to subsist any hire purchase or conditional sale agreement in relation to any assets or otherwise deal with its assets under any similar arrangements provided that assets may be so factored, discounted, subject to hire purchase or conditional sale agreements, or otherwise dealt with if the total aggregate book value of such assets being factored, discounted subject to hire purchase or conditional sale agreements or otherwise dealt with by members of the Group at any time does not exceed (Pounds)5,000,000 or its equivalent in other currencies, provided that this Clause 17.14 shall not apply to any Existing Financing Agreement during the Clean-up Period.

17.15 RESTRICTION ON DISPOSALS

      No Obligor will, and the Borrower will procure that no other member of the Group will, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant any option or lease or otherwise dispose of any (or any interest in any) Initial Property or all or any material part of its other assets except that this Clause 17.15 does not apply to:

      (a)  sales of stock in trade in the ordinary course of business;

      (b) disposals of non-material parts of any properties in the Portfolio other than the Initial Properties on arm's length terms provided the value of consideration receivable does not exceed (Pounds)1,000,000 for any one transaction or (Pounds)3,000,000 in aggregate in any financial year of the Borrower;

      (c) disposals at arm's length and on normal commercial terms of obsolete assets (other than Initial Properties);

      (d) the payment of cash as consideration for the acquisition of any asset or provision of any services at arm's length and on normal commercial terms for the purpose of carrying on its business;

      (e) disposals from one Obligor to another Obligor (including, without limitation, any hive down of properties in the Initial Portfolio, subject to such properties continuing to be subject to the security created by the Finance Documents);

      (f)   disposals from any other member of the Group to an Obligor;

      (g) the disposal of an Initial Property for cash received in full when the disposal is substantially completed provided the proceeds of such disposal after costs fairly attributable to the disposal equal or exceed the Minimum Disposal Amount in respect of such Initial Property;

      (h)   the disposal of the Connaught Apartments on arm's length terms; and

      (i) leases of restaurant space, shops or other retail units in properties in the Portfolio in the ordinary course of business at a rack rent without any premium,

      PROVIDED THAT notwithstanding any other provisions of this Agreement, there shall be no disposals from an Obligor to a non-Obligor member of the Group (other than disposals of assets in the ordinary course of business which are not Initial Properties or assets subject to a fixed charge or mortgage under the Debenture).

17.16 CHANGE OF BUSINESS ETC.

      The Borrower will not, and will procure that no member of the Group will, carry on any material business other than, in the case of the Borrower that of a holding company, and in the case of every other member of the Group the ownership, operation, financing and management of hotels and related activities.

17.17 MERGERS

      No Obligor will enter into any amalgamation, demerger, merger, consolidation or transfer its business or part thereof to any other person or business except as permitted by Clause 17.15 (Restriction on Disposals).

17.18 RESTRICTION ON BORROWING

      The Borrower will procure that no member of the Group will:

      (a)  incur or permit to subsist any Financial Indebtedness; or

      (b) to the extent not restricted by paragraph (a), give or have outstanding any guarantees or similar assurances against loss in respect of Financial Indebtedness,

      except this Clause 17.18 will not apply to:

      (i) Financial Indebtedness under or in connection with the Finance Documents or any Hedging Agreement;

      (ii) Financial Indebtedness under the Senior Facility Agreement in a principal amount not exceeding (Pounds)275,000,000 plus the Senior Headroom (as defined in the Intercreditor Agreement);

      (iii) Hotel Project Borrowings;

      (iv) Financial Indebtedness under overdraft and working capital facilities not exceeding an aggregate principal amount of (Pounds)10,000,000 at any time;

      (v)    Borrowings under the Subordinated Loan Notes;

      (vi)   Subordinated Investor Debt;

      (vii) other Financial Indebtedness in an aggregate principal amount not exceeding (Pounds)250,000;

      (viii) (until the relevant Savoy Debenture Stock is redeemed as contemplated in Clause 17.26 (Savoy Debenture Stock)) Borrowings in a principal amount not exceeding (Pounds)450,000 under the Savoy Debenture Stock issued by the Target and in a principal amount not exceeding (Pounds)80,000 under the Savoy Debenture Stock issued by the Savoy Theatre Limited;

      (ix) (during the Clean-up Period only) Financial Indebtedness under the Existing Financing Agreements (other than those specified in paragraphs 6 to 16 (inclusive) of Schedule 8), provided any increase in any such Financial Indebtedness during the Clean-up Period only arises as a result of the utilisation of existing commitments under those Existing Financing Agreements in the ordinary course of trading of the Target Group;

      (x) Financial Indebtedness under the Existing Financing Agreements specified in paragraphs 6 to 16 (inclusive) of Schedule 8, provided any increase in such Financial Indebtedness after the date of this Agreement arises as a result of the utilisation of existing commitments under those Existing Financing Agreements in the ordinary course of trading of the Target Group; or

      (xi)   Borrowings owed by one Obligor to another Obligor.

17.19 ACQUISITIONS

      The Borrower will procure that no member of the Group makes any Acquisition except that this Clause 17.19 does not apply to:

      (a)  the Target Acquisition; or

      (b)  a Hotel Project.

17.20 DIVIDEND AND OTHER RESTRICTIONS

(a) Subject to paragraph (b) below, no Obligor shall, and the Borrower shall procure that no other member of the Group will:

      (i) make or resolve to make any distribution, dividend, Restricted Purchase or other payment (in cash or kind) on or in respect of any share capital or equivalent of a member of the Group except to or for the benefit of an Obligor;

      (ii) make or resolve to make any redemption, repurchase, defeasance, retirement, return or repayment of any of its share capital or equivalent of a member of the Group except to or for the benefit of an Obligor;

      (iii) make or resolve to make any repayment, prepayment or payment (in cash or in kind) of the principal of, interest (whether or not capitalised) or other amount on or in respect of Subordinated Investor Debt or any sub-participation or cash collateral arrangement in respect of any Subordinated Investor Debt;

      (iv) enter into any material transaction with or incur any material liability to or for the benefit of any Restricted Person or incur any material indebtedness for Borrowings to or for the benefit of any Restricted Person otherwise than in respect of Subordinated Investor Debt or under agreements which are on terms no worse for the Group than on arm's length terms in the ordinary course of business; or

      (v) be the creditor of any Financial Indebtedness of a Hotel Project Vehicle or in any way dispose of or transfer any assets to a Hotel Project Vehicle.

(b) Notwithstanding paragraph (a), after 31st December, 1998 the Borrower may pay cash dividends to Restricted Persons and the Borrower may pay interest on Subordinated Investor Debt either in cash or by issuing further Subordinated Investor Debt in lieu of such interest in cash or by redeeming Subordinated Investor Debt previously issued in lieu of interest in cash if:

      (i) no Default has occurred and is continuing or would result from the relevant payment; and

      (ii) there is no breach of any of the covenants contained in Clause 18 (Financial and Minimum Value Covenants) and the Debt Service Coverage Ratio is equal to or greater than 1.30:1 with respect to the Ratio Period ending on the last day of the financial quarter of the Group immediately preceding the financial quarter during which the proposed payment is to be made; and

      (iii) the relevant payment is paid not less than five and not more than 30 Business Days after the Junior Agent has received the quarterly statements of the Group under Clause 17.2(c) (Financial information) for the quarter which ended immediately before the proposed payment date; and

      (iv) the Borrower has given the Junior Agent before the relevant payment, a certificate signed by a director of the Borrower dated no earlier than five Business Days before the relevant payment certifying compliance with the matters in paragraphs (i) to (iii) above,

      PROVIDED THAT:

      (A) for the purposes of this paragraph (b) only, there shall be added back in the calculation of Net Operating Income for the purposes of calculating the Debt Service Coverage Ratio any amount that would otherwise be deducted by virtue of FRS3 from or otherwise not be included in Net Operating Income for the relevant Ratio Period on account of exceptional profits arising on the disposal of the Connaught Apartments; and

      (B) any payment of interest on Subordinated Investor Debt in cash or by redeeming Subordinated Investor Debt previously issued in lieu of interest in cash may only be made under this Clause 17.20 to the extent any amounts would otherwise be available at the relevant time to pay dividends to shareholders of the Borrower.

17.21 THE OFFERS

(a) Promptly upon the occurrence of each Offer Termination Date the Borrower shall give notice to the Junior Agent (who shall notify the Junior Lenders) that the same has occurred.

(b)   Promptly upon (and in any event within 14 days after the Unconditional
      Date) acquisition (including by virtue of acceptances to an Offer or by contracting to acquire) by it of 90 per cent. in value of the class of the share capital in Target to which each Offer relates, the Borrower shall implement the procedures set out in Section 429 of the Companies Act 1985 and use its reasonable endeavours to acquire 100 per cent. of the issued share capital of Target of that class within 6 weeks of its implementation of such procedure.

(c)   The Borrower undertakes that:

      (i) without the prior agreement of the Arranger and the Majority Junior Lenders it will not:

            (A) amend or vary in any material respect any material term or condition of an Offer other than by virtue of any extension of the time for acceptance of that Offer permitted under paragraph
                 (d) below;

            (B) agree to, or take any step to, reduce the condition in any Offer relating to the required minimum percentage of valid acceptances of Shares to which that Offer relates to less than 90 per cent. of that class of Shares;

            (C) take or permit to be taken any step as a result of which the offer price stated in an Offer is, or may be required to be, increased beyond the level agreed between the Borrower and the Junior Lenders from time to time; or

            (D) issue or allow to be issued any press release or other publicity, the text of which has not been previously agreed with the Arranger, which makes reference to the Facility or to some or all of the Junior Finance Parties unless the publicity is required by law, the Code or any stock exchange (in which case the Borrower shall notify the Junior Agent and the Junior Lenders as soon as practicable upon becoming aware that the publicity is required);

      (ii) in all material respects relevant in the context of an Offer, it will comply with the Code (subject to any applicable waivers by the Panel), the Financial Services Act 1986, the Companies Act 1985 and all other applicable statutes, laws and regulations; and

     (iii) it will keep the Arranger informed as to the status and progress of the Offers and, in particular, will from time to time and promptly on request give to the Arranger reasonable details as to the current level of acceptances of each Offer (including a copy of every certificate delivered by the receiving agent to the Borrower and/or its advisers pursuant to the Code) and such other matters relevant to each Offer as the Arranger may reasonably request.

(d) The Borrower shall not extend the time for the acceptance of an Offer without the prior written consent of the Arranger and Majority Junior Lenders if anything has occurred since the date of this Agreement or, as the case may be, the last extension of the time for the acceptance of that Offer which has had, or could reasonably be expected to have, a material adverse effect on the assets, business, financial condition or prospects of the Target Group and which could reasonably be expected to have a material adverse effect on the ability of the Obligors to perform their obligations under the Finance Documents when compared to the position that would have applied had the material adverse effect in relation to the Target Group not occurred. In any event, if the Borrower is able to extend the time for the acceptance of an Offer, it shall not do so unless it also extends the time for the acceptance of the other Offer for the same period.

(e) The Borrower shall give the Junior Agent and the Arranger not less than five Business Days prior written notice of any proposed extension of the time for the acceptance of the Offers, together with a certificate signed by two directors of the Borrower confirming that as at the date of the certificate (which shall not be more than 10 Business Days before the current expiry date of the Offers), to the best of their knowledge and belief (after reasonable enquiry) no material adverse effect in relation to the Target Group of the kind described in paragraph (d) above has occurred.

(f) If the Borrower becomes aware (whether through notice from the Arranger, the Junior Agent or any Junior Lender or otherwise) of a circumstance or event which is or could reasonably be construed to be covered by any condition of the Offers which, if not waived, would entitle the Borrower (with the Panel's consent, if needed) to lapse the Offers, the Borrower shall promptly notify the Arranger and the Junior Agent and, if the Arranger and the Majority Junior Lenders, acting reasonably, state that in their opinion such circumstance or event would adversely affect the ability of the Group to comply with its obligations under the Finance Documents (when compared to the position that would have applied had the circumstance or event not occurred), the Borrower shall promptly request the Panel to confirm (and shall use its best endeavours to ensure that the Panel does confirm, including the exercise in full of all rights of appeal) that the Panel will not object to the lapsing of the Offers as a result of the non-satisfaction of that condition. If the Panel gives a confirmation substantially in those terms, the Borrower shall not waive that condition or treat it as fulfilled and shall declare both Offers lapsed at the earliest opportunity.

17.22 ACCESSION OF THE TARGET GROUP AND HIVE-DOWN

(a)   (i)   As soon as practicable after the first Drawdown Date (and in any event within 3 months after that date), the Borrower shall ensure that the Target and its Subsidiaries (except for Subsidiaries which are Dormant Subsidiaries) become Subsidiary Guarantors in accordance with Clause 27.4 (Subsidiary Guarantors) and will provide the Junior
            Agent with all of the items specified in Part III of Schedule 2.

     (ii) The Borrower shall also ensure that any company which becomes a member of the Group (other than a Hotel Project Vehicle) after the date of this Agreement becomes a Subsidiary Guarantor in accordance with Clause 27.4 (Subsidiary Guarantors).

(b) The Borrower shall ensure that, prior to giving any security or guarantees as required under paragraph (a) above, the Target and its Subsidiaries promptly carry out the procedures set out in Sections 155-158 of the Companies Act 1985 required to enable them to become Subsidiary Guarantors and grant the security contemplated by Clause 27.4 (Subsidiary Guarantors).

(c) The Borrower shall, and shall ensure that the Target Group does, promptly give the Junior Agent all assistance it reasonably requires in relation to the security and guarantees to be granted by the Target Group including, without limitation, promptly answering all reasonable questions and requisitions of the Junior Agent and its advisors in relation to the assets of the Target Group.

(d) The Borrower shall ensure that any Subsidiary of the Target which is a Dormant Subsidiary becomes a Subsidiary Guarantor in accordance with paragraphs (a)(ii), (b) and (c) above as and when it ceases to be a Dormant Subsidiary.

(e)   The Borrower shall ensure that on or before 9th December, 1998:

      (i) all right, title or interest in any title to all the Initial Properties is transferred to one or more wholly owned special purpose Subsidiaries of the Target which have become Subsidiary Guarantors in accordance with paragraphs (a), (b) and (c) above;

      (ii) all such special purpose Subsidiaries give the Security Trustee a Debenture over all their assets (including any right, title or interest so transferred to them) and take all the other steps required by paragraphs (a), (b) and (c) above; and

      (iii) the owners of the shares in each such special purpose Subsidiary give the Security Trustee a mortgage for the benefit of the Junior Finance Parties over all the shares in each such special purpose Subsidiary.

(f) On and from the first Drawdown Date, the Borrower shall use all reasonable endeavours to procure that legal title to the Initial Properties which comprise the Savoy Hotel and the Savoy Theatre is registered at HM Land Registry with absolute title in the Target or, as the case may be, Savoy Theatre Limited.

17.23 SHARE SECURITY

      The Borrower shall promptly take all steps required in relation to the Shares by Clauses 6.5 and 6.6 of the Debenture.

17.24 ACCOUNTS

(a) The Borrower shall procure that the deposits required by Clause 18.4 (FF&E Reserve) are made to the FF&E Account. The Borrower may also make such other deposits in the FF&E Account from time to time as it sees fit.

(b) Subject to the Debenture, the Borrower may only withdraw amounts from the FF&E Account for application in or towards capital expenditure (including expenditure required in relation to fixtures, furnishings and equipment) for the Initial Properties which are hotels.

(c)   If a cash collateral account is established as contemplated by paragraph
      (b) of the definition of Subordinated Loan Notes, the Borrower may withdraw amounts from such accounts for application in making payments of principal under the Subordinated Loan Notes.

(d) The Savoy Debenture Stock Reserve Account shall be under the sole control of the Security Trustee and no withdrawals may be made from it without the prior written consent of the Security Trustee except pursuant to paragraph
      (e) below. However, the Security Trustee may consent to the release of funds standing to the credit of the Savoy Debenture Stock Reserve Account (and is hereby authorised by the Junior Finance Parties and the Obligors to do so) for application in payment to the trustee of the relevant Savoy Debenture Stock Trust Deed:

      (i) under or in connection with an agreement with the relevant trustee for the redemption of any Savoy Debenture Stock or other release of any Savoy Debenture Stock Mortgage, in any case on terms approved by the Junior Lenders and the Arranger under Clause 17.26 (Savoy Debenture Stock); or

      (ii) upon any Savoy Debenture Stock becoming redeemable in accordance with its terms.

(e) If at the time when the Target and/or The Savoy Theatre Limited become Subsidiary Guarantors in accordance with Clause 17.22 (Accession of the Target Group and Hive-down), any Savoy Debenture Stock is outstanding, the Borrower shall, if the Arranger so requires, ensure that the Target and/or The Savoy Theatre Limited open accounts (the "NEW SAVOY DEBENTURE STOCK

      RESERVE ACCOUNTS") charged to the Security Trustee on the same basis as the Savoy Debenture Stock Reserve Account and transfer from the Savoy Debenture Stock Reserve Account in the name of the Borrower to the new Savoy Debenture Stock Reserve Accounts such amount as the Arranger may require to ensure that the amount in each account reflects on a rateable basis the principal amount outstanding under each issue of Savoy Debenture Stock together with a rateable allowance for interest which may accrue before the Final Maturity Date. The Target and The Savoy Theatre Limited shall take such steps to perfect the Security Trustee's security over the new Savoy Debenture Stock Reserve Accounts as the Security Trustee may require consistently with the corresponding steps taken in relation to the original Savoy Debenture Stock Reserve Account.

17.25 SYNDICATION

      At all times up to and including the date six months after the first Drawdown Date, the Borrower and all other members of the Group will assist the Arranger in sub-underwriting and subsequent syndication of the Facility, including (a) the preparation with the Arranger of a confidential information memorandum and other marketing and financial materials for use in syndication and (b) direct contact, including the hosting of one or more bank meetings, between senior management of Blackstone (and, after the Unconditional Date, of the Target) on the one hand and potential Junior Lenders and participants (in each case chosen by the Arranger in consultation with the Borrower) on the other hand, and comply with all reasonable requests for information from potential Junior Lenders and participants made through the Arranger. The Arranger shall from time to time consult with the Borrower with respect to the foregoing.

17.26 SAVOY DEBENTURE STOCK

(a) The Borrower shall use all reasonable efforts to reach an agreement with the trustee of each Savoy Debenture Stock Trust Deed for the redemption of the Savoy Debenture Stock and the discharge of each Savoy Debenture Stock Mortgage within 14 days after the date of this Agreement and if such agreement is not reached within 14 days the Borrower will continue to use such reasonable efforts. The terms of any such agreement must be approved by the Junior Lenders and the Arranger. The Borrower shall promptly implement any such agreement as soon as it is reached.

(b) The Borrower will consult with the Arranger and keep the Arranger informed as to the progress of any discussions in relation to a proposed agreement as referred to in paragraph (a) above and shall discuss with each trustee under the Savoy Debenture Stock Trust Deeds any proposal the Arranger (acting reasonably) considers appropriate in the context of those discussions and having regard to the need to procure the redemption of the Savoy Debenture Stock and the release of the Savoy Debenture Stock Mortgages as soon as possible.

(c) The Borrower shall not take (or, to the extent within its power, permit) any steps to change the trustee under any Savoy Debenture Stock Trust Deed or appoint any new trustees thereunder and the Borrower shall not agree to any such change or appointment or permit any such change or appointment to be made.

(d) The Borrower shall ensure that at all times on and from the first Drawdown Date until the redemption of the Savoy Debenture Stock in full there is deposited in the Savoy Debenture Stock Reserve Account an amount of not less than (Pounds)96,000, less (i) the principal amount of any Savoy Debenture Stock which has been redeemed after the date of this Agreement and (ii) any amount standing to the credit of the Savoy Debenture Stock Reserve Account which is referable to interest on the relevant Savoy Debenture Stock which would have accrued up to the Final Maturity Date on the amount redeemed. If the Arranger requires new Savoy Debenture Stock Reserve Accounts to be opened in accordance with Clause 17.24(e) (Accounts), the amount required to be held in all the Savoy Debenture Stock Reserve Accounts shall not exceed (Pounds)96,000 in aggregate and that maximum amount shall be apportioned, if required, between the Savoy Debenture Stock Reserve Accounts as provided in Clause 17.24(e) (Accounts).

(e) The Borrower shall notify the Junior Agent and the Security Trustee immediately upon becoming aware of:


     (i) any Savoy Debenture Stock Trust Deed or the security constituted thereby becoming enforceable;

     (ii) any action or decision, or threat of action or decision by the trustee under any Savoy Debenture Stock Trust Deed to take any enforcement action under any Savoy Debenture Stock Trust Deed to declare the relevant Savoy Debenture Stock redeemable or the relevant Savoy Debenture Stock Mortgage enforceable (or any direction by the relevant stockholders to such trustee to any such effect); or

     (iii) any circumstances which might be grounds for the taking of any action referred to in paragraphs (i) or (ii) above.

18.  FINANCIAL AND MINIMUM VALUE COVENANTS

18.1 FINANCIAL DEFINITIONS

     In this Clause 18.1:

     "GROSS REVENUE"

     means, for any month, the gross revenues of the Group arising out of those of the Initial Properties which constitute part of the hotels commonly known as The Savoy Hotel, Claridge's Hotel, The Connaught Hotel, The Berkeley and the Lygon Arms for that month.

     "INTEREST PAYABLE"

     means, in respect of a Ratio Period, the aggregate amount of:

     (a) interest and commitment fees accrued in respect of Borrowings (including under this Agreement and the Senior Facility Agreement but excluding Hotel Project Borrowings and Subordinated Investor Debt) during that Ratio Period (whether or not due and payable);

     (b) all interest (including the interest element of leasing and hire purchase payments and capitalised interest) commission, commitment fees and other finance payments of the Group accrued in respect of Borrowings (including under this Agreement and the Senior Facility Agreement but excluding Hotel Project Borrowings and Subordinated Investor Debt) in respect of that Ratio Period; and

     (c) all hedging payments and expenses accrued during that Ratio Period (whether or not due and payable) (including under the Hedging Agreements),

     all as determined on a consolidated basis by reference to the most recent financial statements and certificates delivered pursuant to Clauses 17.2(b) and (c) (Financial information).

     "NET OPERATING INCOME"

     means, in respect of any Ratio Period, total operating profit of the Group (excluding Hotel Project Vehicles) for continuing operations, acquisitions (as a component of continuing operations) and discontinued operations as set out in FRS 3 (excluding, for the avoidance of doubt, any exceptional profits or losses in the sale or termination of an operation, exceptional costs of a fundamental reorganisation or restructuring and any exceptional profits or losses on the disposals of fixed assets or investments whether tangible or not and extraordinary items for such Ratio Period as set out in FRS 3) prior to the deduction of:

     (a)  Interest Payable and all other interest payments; and

     (b) corporation tax on the overall income of the Group payable in respect of the Ratio Period concerned,

     but adjusted:

     (c)  to add back depreciation on fixed assets;

     (d) to add back any debits arising as a result of amortisation of goodwill, acquisition costs and other intangible assets; and

     (e) by deducting all amounts paid into FF&E Account in that Ratio Period and a notional management fee of two per cent. of Gross Revenue for that Ratio Period,

     all as determined by reference to the most recent financial statements and certificates delivered pursuant to Clauses 17.2(b) and (c) (Financial information).

     "TOTAL DEBT SERVICE"

     means, for any Ratio Period:

     (a) the aggregate of Interest Payable (other than front end fees payable under, or written off in consequence of, this Agreement or the Senior Facility Agreement) accruing during the Ratio Period; and

     (b) any scheduled repayments of Borrowings (including, but not limited to, scheduled repayments under this Agreement and the Senior Facility Agreement, but excluding repayments on Hotel Project Borrowings and Subordinated Investor Debt) made during the Ratio Period, all as determined by reference to the most recent financial statements and certificates delivered pursuant to Clauses 17.2(b) or (c) (Financial information).

18.2  DEBT SERVICE COVERAGE RATIO

     The Borrower shall procure that the ratio of Net Operating Income to Total Debt Service for each Ratio Period set out in Column (1) below shall not fall below the ratio set opposite that Ratio Period in Column (2) below:

                          (1)                                         (2)
The first 4 Ratio Periods:                                        1.05:1
Ratio Periods 5 to 8 (both inclusive):                            1.10:1
Ratio Period 9 and each Ratio Period thereafter:                  1.15:1

18.3 LOAN TO VALUE RATIO

     The Borrower will procure that at all times the aggregate principal amount of the Advances and the advances under the Senior Facility Agreement (plus the undrawn Total Commitments and the undrawn total commitments under the Senior Facility Agreement) is not greater than 75 per cent. of the aggregate Value of the Initial Properties.

18.4 FF&E RESERVE

     The Borrower shall procure that not more than five Business Days after the end of each month (commencing with the first month to begin after the first Drawdown Date) there is credited to the FF&E Account an amount equal to four per cent. of Gross Revenue for that month.

19.  DEFAULT

19.1 EVENTS OF DEFAULT

     Each of the events set out in Clauses 19.2 (Non-payment) to 19.16 (Security) (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or any other person).

19.2 NON-PAYMENT

     Any Obligor fails to pay any sum due from it under any Finance Document within three Business Days of the due date for payment.

19.3  MISREPRESENTATION

      Any representation, warranty or statement made or repeated by any Obligor in any Finance Document or in any notice or other certificate delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect when made.

19.4  COMPLIANCE

      Any Obligor fails to perform any obligation expressed to be assumed by it in any Finance Document (other than as referred to in Clause 19.2) and such failure (if capable of remedy) is not remedied within 30 days after the earlier of the Obligor becoming aware of that failure and the Junior Agent having given notice of such failure to such Obligor.

19.5  CROSS DEFAULT

      Subject to the terms of the Intercreditor Agreement, any other Financial Indebtedness of any member of the Group (other than Hotel Project Borrowings) in excess of (Pounds)1,000,000 in aggregate is not paid when due (or within any originally stated applicable grace period relating thereto) or any such Financial Indebtedness is, or is capable of being, declared to be or otherwise becomes due and payable prior to its specified maturity by reason of default (however described) by a member of the Group, PROVIDED THAT during the Clean-up Period this Clause 19.5 does not apply to Financial Indebtedness under the Existing Financing Agreements.

19.6  INVALIDITY

      Any of the Finance Documents shall cease to be in full force and effect in any material respect or shall cease to constitute the legal, valid and binding obligation of any Obligor party to it or it shall be unlawful for any Obligor to perform any of its material obligations under any of the Finance Documents.

19.7  CREDITOR'S PROCESS

      Any execution, diligence or distress is levied against, or a receiver, trustee or similar officer is appointed or an encumbrancer takes possession of the whole or any material part of, the undertaking or assets of any Obligor and is not satisfied, removed or discharged within 21 days.

19.8  INSOLVENCY

      Any Obligor is unable to pay its debts as they fall due or otherwise becomes or is declared insolvent, or commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness, or makes or proposes to make a general assignment of its indebtedness for the benefit of or a composition with its creditors.

19.9  LIQUIDATION AND ADMINISTRATION

(a) Any order is made or an effective resolution is passed or a petition is presented (not being such an action or petition which the Borrower is able to demonstrate to the reasonable satisfaction of the Majority Junior Lenders will be, or is likely to be, unsuccessful and which is discharged within 14 days of being taken or presented) for the winding-up, dissolution, liquidation or reconstruction of any Obligor (save for the purposes of, and followed by, an amalgamation, merger or reconstruction while solvent and on terms previously approved in writing by the Majority Junior Lenders, such approval not be unreasonably withheld) for the appointment of a receiver, administrative receiver, trustee or similar officer of it or the whole or any material part of its revenues and assets or any such receiver, administrative receiver, trustee or similar officers is so appointed.

(b) Any administration order is made or an effective resolution is passed or a petition is presented for the making of an administration order or an administrator is appointed in each case in respect of any Obligor.

19.10 CESSATION OF BUSINESS

      Any Obligor shall suspend all or a substantial part of its operations, or ceases to carry on its business as at the date hereof.

19.11 REPUDIATION

      Any Obligor repudiates, or does or causes to be done any act or thing evidencing an intention to repudiate, any Finance Document.

19.12 GUARANTEES

      The guarantee of any Guarantor under this Agreement is not effective or is alleged by an Obligor to be ineffective for any reason.

19.13 OWNERSHIP OF SUBSIDIARY GUARANTORS

      A Subsidiary Guarantor is not or ceases to be a wholly owned Subsidiary of the Borrower.

19.14 CHANGE OF CONTROL OR INVESTMENT

      Without the prior written consent of all the Junior Lenders:

      (a) the Borrower is not, or ceases to be, controlled, directly or indirectly, by one or more Blackstone Affiliates; or

      (b) after the Offer Termination Date, the Target is not or ceases to be a wholly owned Subsidiary of the Borrower; or

      (c) 50 per cent. or more of the outstanding Subordinated Investor Debt from time to time (if any) is at any time owed to any person or persons who are not Blackstone Affiliates.

19.15 MATERIAL ADVERSE CHANGE

      Any event or series of events occurs which is reasonably likely to have a material and adverse effect on the ability of any Obligor to comply with its obligations under the Finance Documents.

19.16 SECURITY

      Any Debenture is not, or is claimed by the relevant Obligor not to be, binding on or enforceable against the Obligor concerned or effective to create the Security Interests intended to be created by it.

19.17 ACCELERATION

      Subject to the terms of the Intercreditor Agreement, on and at any time after the occurrence of an Event of Default the Junior Agent may, and shall if so directed by the Majority Junior Lenders, by notice to the
      Borrower:

      (a)  cancel the Total Commitments; and/or

      (b) demand that all the Advances, together with accrued interest and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

      (c) demand that all the Advances be payable on demand, whereupon they shall immediately become payable on demand,

      PROVIDED THAT all Events of Default other than those specified in paragraphs (a), (b) and (c) of Clause 4.5 (Certain Funds Period) shall be suspended for the purposes of this Clause 19.17 during the Certain Funds Period to the extent they would otherwise permit action to be taken under paragraphs (a), (b) or (c) above in relation to Advances drawndown to finance the purchase of Shares.

20.  THE JUNIOR AGENT, THE SECURITY TRUSTEE, THE ARRANGER AND THE JOINT
     ARRANGERS

20.1 APPOINTMENT AND DUTIES OF THE JUNIOR AGENT

(a) Each Junior Finance Party (other than the Junior Agent) approves the form of each Finance Document (other than the Fee Letters and the Hedging Agreements) which is in agreed form and, subject to Clause 20.15 (Resignation and removal), irrevocably appoints the Junior Agent to act as its agent under and in connection with the Finance Documents, and, subject to Clause 20.15 (Resignation and removal), irrevocably authorises the Junior Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions. The Junior Agent has only those duties which are expressly specified in this Agreement, and those duties are solely of a mechanical and administrative nature. The Obligors shall be entitled to assume that any consent, notice or other written communication issued to all or any of them by the Junior Agent at any time is duly authorised by all the Junior Lenders and Junior Finance Parties and shall not be concerned to enquire whether the Junior Agent was actually so empowered in accordance with any provision of this Clause 20 or otherwise.

(b) Each Junior Finance Party (other than the Security Trustee) approves the form of each Finance Document (other than the Fee Letters) which is in agreed form to which the Security Trustee is, or is to be, party and irrevocably appoints the Security Trustee to act as its trustee under and in connection with the Finance Documents to which it is party, and irrevocably authorises the Security Trustee on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with such Finance Documents, together with any other incidental rights, powers and discretions. The Security Trustee has only those duties which are expressly specified in such Finance Documents, and those duties are solely of a mechanical and administrative nature. The Obligors shall be entitled to assume that any consent, notice or other written communication issued to all or any of them by the Security Trustee at any time is duly authorised by all the Junior Lenders and Junior Finance Parties and shall not be concerned to enquire whether the Security Trustee was actually so empowered in accordance with any provision of this Clause 20 or otherwise.

20.2 ROLE OF THE ARRANGERS

     Except as specifically provided in this Agreement, the Arranger and the Joint Arrangers (in this Clause 20, each an "ARRANGER") have no obligations of any kind to any other Party under or in connection with any Finance Document.

20.3 RELATIONSHIP

     The relationship between the Junior Agent and the other Junior Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes the Junior Agent as trustee or fiduciary for any other Party or any other person and the Junior Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

20.4 MAJORITY JUNIOR LENDERS' DIRECTIONS

     The Junior Agent or, as the case may be, the Security Trustee will be fully protected if it acts in accordance with the instructions of the Majority Junior Lenders (or, in the case of the Security Trustee, the Junior Agent) in connection with the exercise of any right, power or discretion or any matter not expressly provided for in this Agreement. Any such instructions given by the Majority Junior Lenders (or, in the case of the Security Trustee, the Junior Agent) will be binding on all the Junior Lenders. In the absence of such instructions, the Junior Agent or, as the case may be, the Security Trustee may act as it considers to be in the best interests of all the Junior Lenders.

20.5 DELEGATION

     The Junior Agent and the Security Trustee may act under the Finance Documents through their personnel and agents.

20.6  RESPONSIBILITY FOR DOCUMENTATION

      Neither the Junior Agent, the Security Trustee nor any Arranger is responsible to any other Party for:

      (a) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document; or

      (b)  the collectability of amounts payable under any Finance Document; or

      (c) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document (including the Information Package).

20.7  DEFAULT

(a) Neither the Junior Agent or the Security Trustee is obliged to monitor or enquire as to whether or not a Default has occurred. The Junior Agent will not be deemed to have knowledge of the occurrence of a Default. However, if the Junior Agent or the Security Trustee receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Junior Lenders.

(b) The Junior Agent or, as the case may be, the Security Trustee may require from the Junior Finance Parties the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences those proceedings or takes that action.

20.8  EXONERATION

(a) Without limiting paragraph (b) below, neither the Junior Agent nor the Security Trustee will be liable to any other Junior Finance Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b) No Party may take any proceedings against any officer, employee or agent of the Junior Agent or the Security Trustee in respect of any claim it might have against the Junior Agent or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

20.9  RELIANCE

      The Junior Agent and the Security Trustee may:

      (a) rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

      (b) rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

      (c) engage, pay for and rely on legal or other professional advisers selected by it (including those in the Junior Agent's or the Security Trustee's employment and those representing a Party other than the Junior Agent or the Security Trustee).

20.10 CREDIT APPROVAL AND APPRAISAL

      Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Junior Lender confirms that it:

      (a) has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Junior Agent, the Security Trustee or any Arranger in connection with any Finance Document; and

      (b) will continue to make its own independent appraisal of the creditworthiness of each Obligor and their related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

20.11 INFORMATION

(a) The Junior Agent or, as the case may be, the Security Trustee shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Junior Agent or, as the case may be, the Security Trustee by a Party for that person.

(b) Except where this Agreement specifically provides otherwise, neither the Junior Agent or the Security Trustee is obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(c) Except as provided above, neither the Junior Agent or the Security Trustee has any duty:

      (i) either initially or on a continuing basis to provide any Junior Lender with any credit or other information concerning the financial condition or affairs of any Obligor or any related entity of any of them whether coming into its possession before, on or after the date of this Agreement; or

      (ii) unless specifically requested to do so by a Junior Lender in accordance with this Agreement, to request any certificates or other documents from any Obligor.

20.12 THE JUNIOR AGENT, THE SECURITY TRUSTEE AND THE ARRANGERS INDIVIDUALLY

(a) If it is also a Junior Lender, each of the Junior Agent, the Security Trustee and each Arranger has the same rights and powers under this Agreement as any other Junior Lender and may exercise those rights and powers as though it were not the Junior Agent, the Security Trustee or an Arranger.

(b)   Each of the Junior Agent, the Security Trustee and each Arranger may:

      (i)   carry on any business with an Obligor or their related entities;

      (ii) act as agent or trustee for, or in relation to any financing involving, an Obligor or their related entities; and

      (iii) retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

(c) In acting as Junior Agent or, as the case may be, the Security Trustee, the agency or trustee division of the Junior Agent or, as the case may be, the Security Trustee, will be treated as a separate entity from its other divisions and departments. Any information acquired by the Junior Agent or, as the case may be, the Security Trustee, otherwise than in its capacity as Junior Agent or, as the case may be, Security Trustee, may be treated as confidential by that Junior Agent or, as the case may be, Security Trustee, and will not be deemed to be information given to or possessed by the Junior Agent, or, as the case may be, the Security Trustee (or their agency or trustee divisions) in its capacity as such.

20.13 INDEMNITIES

(a) Without limiting the liability of any Obligor under the Finance Documents, each Junior Lender shall forthwith on demand indemnify the Junior Agent and the Security Trustee for its proportion of any liability or loss incurred by the Junior Agent or the Security Trustee in any way relating to or arising out of its acting as the Junior Agent or Security Trustee, except to the extent that the liability or loss arises directly from the Junior Agent's or, as the case may be, the Security Trustee's gross negligence or wilful misconduct.

(b) A Junior Lender's proportion of the liability set out in paragraph (a) above will be the proportion which its participation in the Advances (if any) bear to all the Advances on the date of the demand. If, however, there are no Advances outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have then been cancelled, bore to the Total Commitments immediately before being cancelled.

(c) The Borrower shall forthwith on demand reimburse each Junior Lender for any payment properly made by it under paragraph (a) above.

20.14 COMPLIANCE

(a) The Junior Agent and the Security Trustee may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b) Without limiting paragraph (a) above, neither the Junior Agent or the Security Trustee need disclose any information relating to any Obligor or any of their related entities if the disclosure might, in the opinion of the Junior Agent or, as the case may be, the Security Trustee, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

20.15 RESIGNATION AND REMOVAL

(a)   Notwithstanding its irrevocable appointment:

      (i) the Junior Agent and/or the Security Trustee may resign by giving notice to the Junior Lenders and the Borrower, in which case the Junior Agent or, as the case may be, the Security Trustee may forthwith appoint one of its Affiliates as successor Junior Agent or, as the case may be, the Security Trustee or, failing that, the Majority Junior Lenders may appoint a successor Junior Agent or, as the case may be, Security Trustee subject to prior consultation with the Borrower; and

      (ii) the Junior Agent may be removed by notice from the Majority Junior Lenders, in which case the Majority Junior Lenders may appoint a successor Junior Agent subject to prior consultation with the Borrower.

(b) If the appointment of a successor Junior Agent or, as the case may be, Security Trustee is to be made by the Majority Junior Lenders but they have not, within 30 days after notice of resignation, appointed a successor Junior Agent or, as the case may be, Security Trustee which accepts the appointment, the Junior Agent or, as the case may be, the Security Trustee may appoint a successor Junior Agent or, as the case may be, Security Trustee.

(c) The resignation or removal of the Junior Agent or, as the case may be, the Security Trustee and the appointment of any successor Junior Agent or, as the case may be, Security Trustee will both become effective only upon the successor Junior Agent or, as the case may be, Security Trustee notifying all the Parties that it accepts its appointment. On giving the notification, the successor Junior Agent or, as the case may be, Security Trustee will succeed to the position of the Junior Agent or, as the case may be, the Security Trustee and the term "JUNIOR AGENT" will mean the successor Junior Agent or, as the case may be, the term "SECURITY TRUSTEE" will mean the successor Security Trustee.

(d) The retiring or removed Junior Agent or, as the case may be, Security Trustee shall, at its own cost, make available to the successor Junior Agent or, as the case may be, Security Trustee such documents and records and provide such assistance as the successor Junior Agent or, as the case may be, the Security Trustee may reasonably request for the purposes of performing its functions as the Junior Agent or, as the case may be, the Security Trustee under this Agreement.

(e) Upon its resignation or removal becoming effective, this Clause 20 shall continue to benefit the retiring Junior Agent or, as the case may be, Security Trustee in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Junior Agent or, as the case may be, the Security Trustee, and, subject to paragraph
      (d) above, it shall have no further obligations under any Finance
      Document.

20.16 JUNIOR LENDERS

      The Junior Agent may treat each Junior Lender as a Junior Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days' prior notice from that Junior Lender to the contrary.

20.17 PROTECTIONS OF THE SECURITY TRUSTEE

(a) The Security Trustee in its capacity as trustee or otherwise under the Finance Documents:

      (i) is not liable for any failure, omission or defect in perfecting or registering the security constituted or created by any Finance Document;

      (ii) may accept without enquiry such title as any Obligor may have to any asset secured by any Finance Document; and

      (iii) (save where the Security Trustee holds a legal mortgage over, or an interest in, real property or shares) is not under any obligation to hold any Finance Document or any other document in connection with the Finance Documents or the assets secured by any Finance Document (including title deeds) in its own possession or to take any steps to protect or preserve the same. The Security Trustee may permit an Obligor to retain any such Finance Document or other document in its possession.

(b) Save as otherwise provided in the Finance Documents, all moneys which under the trusts contained in the Finance Documents are received by the Security Trustee in its capacity as trustee or otherwise may be invested in the name of or under the control of the Security Trustee in any investment authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Trustee. Additionally, the same may be placed on deposit in the name of or under the control of the Security Trustee at such bank or institution (including the Security Trustee) and upon such terms as the Security Trustee may think fit.

21.   FEES

21.1  ARRANGEMENT FEE

      The Borrower shall pay to the Arranger an arrangement and underwriting fee in the amount and on the date specified in the relevant Fee Letter.

21.2  COMMITMENT FEE

(a) The Borrower shall pay to the Junior Agent for each Junior Lender a commitment fee at the rate of 1 (one) per cent. per annum payable quarterly in arrear (with the first payment on the first Drawdown Date) on the daily undrawn, uncancelled portion of such Junior Lender's Commitment.

(b) Accrued commitment fee will also be payable on the cancellation of the Commitments on the amount cancelled.

21.3  JUNIOR AGENT'S FEE

      The Borrower shall pay to the Junior Agent for its own account the agency fees in the amounts and at the times agreed in the relevant Fee Letter.

21.4  SECURITY TRUSTEE FEE

      The Borrower shall pay to the Security Trustee for its own account the security trustee fees in the amounts and at the times agreed in the relevant Fee Letter.

21.5  VAT

      Any fee referred to in this Clause 21 (Fees) is exclusive of any value added tax or any other tax which might be chargeable in connection with that fee. If any value added tax or other tax is so chargeable, it shall be paid by the Borrower at the same time as it pays the relevant fee.

22.  EXPENSES

22.1 INITIAL AND SPECIAL COSTS
     Except to the extent separately agreed, the Borrower shall forthwith on demand pay the Junior Agent, the Security Trustee and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with:

     (a)  the negotiation, preparation, printing and execution of:

          (i) this Agreement and any other documents referred to in this Agreement; and

          (ii) any other Finance Document (other than a Novation Certificate) executed after the date of this Agreement;

     (b) any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor and relating to a Finance Document or a document referred to in any Finance Document; and

     (c) any other matter, not of an ordinary administrative nature, arising out of or in connection with a Finance Document.

22.2 ENFORCEMENT COSTS

     The Borrower shall forthwith on demand pay to each Junior Finance Party the amount of all costs and expenses (including legal fees) properly incurred by it:

     (a) in connection with the enforcement of, or the preservation of any rights under, any Finance Document; or

     (b) in investigating any possible Default where the relevant Junior Finance Party has reasonable grounds to believe that a Default may have occurred.

23.  STAMP DUTIES

     The Borrower shall pay and forthwith on demand indemnify each Junior Finance Party against any liability it incurs in respect of any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document.

24.  INDEMNITIES

24.1 CURRENCY INDEMNITY

     If a Junior Finance Party receives an amount in respect of any Obligor's liability under the Finance Documents or if that liability is converted into a claim, proof, judgement or order in a currency other than the currency (the "CONTRACTUAL CURRENCY") in which the amount is expressed to be payable under the relevant Finance Document:

     (a) the Obligor shall indemnify that Junior Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

     (b) if the amount received by that Junior Finance Party, when converted into the contractual currency at a market rate in the usual course of its business on the date of receipt or, if that is not practicable, the following day, is less than the amount owed in the contractual currency, the Obligor shall forthwith on demand pay to that Junior Finance Party an amount in the contractual currency equal to the deficit; and

     (c) the Obligor shall pay to the Junior Finance Party concerned on demand any exchange costs and taxes payable in connection with any such conversion.

     Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable except to the extent required to do so by applicable law or regulation.

24.2 OTHER INDEMNITIES

     Each Obligor shall forthwith on demand indemnify each Junior Finance Party against any loss or liability which that Junior Finance Party incurs as a consequence of:

     (a)  the occurrence of any Event of Default;

     (b) the operation of Clause 19.17 (Acceleration) or Clause 30 (Pro Rata Sharing);

     (c) any payment of principal or an overdue amount being received from any source otherwise than on the last day of a relevant Interest Period or Designated Interest Period (as defined in Clause 8.4 (Default interest)) relative to the amount so received; or

     (d) (other than by reason of negligence or default by a Junior Finance Party) an Advance not being made after a Borrower has delivered a Request or an Advance (or part of an Advance) not being prepaid in accordance with a notice of prepayment.

     The liability of each Obligor in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Advance.

25.  EVIDENCE AND CALCULATIONS

25.1 ACCOUNTS

     Accounts maintained by a Junior Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

25.2 CERTIFICATES AND DETERMINATIONS

     Any certification or determination by a Junior Finance Party of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25.3 CALCULATIONS

     Interest (including any applicable Mandatory Cost) and the fee payable under Clause 21.2 (Commitment fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 365 days.

26.  AMENDMENTS AND WAIVERS

26.1 PROCEDURE

(a) Subject to Clause 26.2 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement of the Borrower, the Majority Junior Lenders and the Junior Agent. The Junior Agent may effect, on behalf of the Majority Junior Lenders, an amendment or waiver to which they have agreed.

(b) The Junior Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

26.2 EXCEPTIONS

     An amendment or waiver which:

     (a) changes the principal amount of or currency of any Advance or defers the maturity of any Advance;

     (b)  changes any Commitment or the Commitment Period;

     (c) changes the Margin, changes the amount or currency or defers the date for any payment of interest, fees or any amount payable under the Finance Documents to any Junior Finance Party;

     (d)  amends or modifies the definition of Majority Junior Lenders;

     (e) releases any asset from the security constituted by the Debenture otherwise than as allowed by Clause 17.15 (Restriction on Disposals);

     (f) relates to a change in the Subsidiary Guarantors otherwise than in accordance with Clause 27.4 (Subsidiary Guarantors);

     (g) changes a term of a Finance Document which expressly requires the consent of each Junior Lender; or

     (h) changes Clause 30 (Pro Rata Sharing) or this Clause 26 (Amendments and Waivers),

     may not be effected without the consent of each Junior Lender.

26.3 WAIVERS AND REMEDIES CUMULATIVE

     The rights of each Junior Finance Party under the Finance Documents:

     (a)  may be exercised as often as necessary;

     (b)  are cumulative and not exclusive of its rights under the general law;
          and

     (c)  may be waived only in writing and specifically.

     Delay in exercising or non-exercise of any such right is not a waiver of that right.

27.  CHANGES TO THE PARTIES

27.1 TRANSFERS BY OBLIGORS

     No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement.

27.2 TRANSFERS BY JUNIOR LENDERS

(a) A Junior Lender (the "EXISTING JUNIOR LENDER") may at any time assign, transfer or novate any of its rights and/or obligations under the Finance Documents to another Qualifying Bank (the "NEW JUNIOR LENDER").

(b) (i) An assignment or transfer of rights and/or obligations to an entity which falls within paragraphs (a) or (c) of the definition of "QUALIFYING BANK" contained herein will be effective only if the rights and obligations of the Existing Junior Lender under the Finance Documents are novated to the New Junior Lender in accordance with Clause 27.3 (Procedure for novations); and

     (ii) otherwise, a transfer of obligations will be effective only if either:

          (A) the obligations are novated in accordance with Clause 27.3 (Procedure for Novations); or

          (B) the New Junior Lender confirms to the Junior Agent and the Obligors that it undertakes to be bound by the terms of the Finance Documents as a Junior Lender in form and substance satisfactory to the Junior Agent. On the transfer becoming effective in this manner the Existing Junior Lender shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Junior Lender.

(c) Nothing in this Agreement restricts the ability of a Junior Lender to sub-contract an obligation if that Junior Lender remains liable under the Finance Documents for that obligation.

(d) On each occasion an Existing Junior Lender assigns, transfers or novates any of its rights and/or obligations under the Finance Documents, the New Junior Lender shall, on the date the assignment, transfer and/or novation takes effect, pay to the Junior Agent for its own account a fee of (Pounds)750.

(e)  An Existing Junior Lender is not responsible to a New Junior Lender for:

     (i) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document; or

     (ii)   the collectability of amounts payable under any Finance Document; or

     (iii) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

(f) Each New Junior Lender confirms to the Existing Junior Lender and the other Junior Finance Parties that it:

     (i) has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Junior Lender in connection with any Finance Document; and

     (ii) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(g)  Nothing in any Finance Document obliges an Existing Junior Lender to:

     (i) accept a re-transfer from a New Junior Lender of any of the rights and/or obligations assigned, transferred or novated under this Clause; or

     (ii) support any losses incurred by the New Junior Lender by reason of the non-performance by any Obligor of its obligations under this Agreement or otherwise.

(h) Any reference in this Agreement to a Junior Lender includes a New Junior Lender but excludes a Junior Lender if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

27.3 PROCEDURE FOR NOVATIONS

(a)  A novation is effected if:

     (i) the Existing Junior Lender and the New Junior Lender deliver to the Junior Agent a duly completed certificate, substantially in the form of Part I of Schedule 5, with such amendments as the Junior Agent may approve (a "NOVATION CERTIFICATE"); and

     (ii)   the Junior Agent executes it.

(b) Each Party (other than the Existing Junior Lender and the New Junior Lender) irrevocably authorises the Junior Agent to execute any duly completed Novation Certificate on its behalf.

(c) To the extent that they are expressed to be the subject of the novation in the Novation Certificate:

     (i) the Existing Junior Lender and the other Parties (the "EXISTING PARTIES") will be released from their obligations to each other (the "DISCHARGED OBLIGATIONS");

     (ii) the New Junior Lender and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Junior Lender instead of the Existing Junior Lender;

     (iii) the rights of the Existing Junior Lender against the existing Parties and vice versa (the "DISCHARGED RIGHTS") will be cancelled;

     (iv) the New Junior Lender and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Junior Lender instead of the Existing Junior Lender; and

     (v) the New Junior Lender will, if it is not already, become party to the Intercreditor Agreement as a Junior Creditor,

     all on the date of execution of the Novation Certificate by the Junior Agent or, if later, the date specified in the Novation Certificate.

27.4 SUBSIDIARY GUARANTORS

(a) The Borrower shall procure that each company which is or becomes one of its Subsidiaries (except for a Subsidiary which is and remains a Hotel Project Vehicle or a Dormant Subsidiary) becomes a Subsidiary Guarantor by delivering to the Junior Agent a Subsidiary Guarantor Accession Agreement and a Debenture, each duly executed by that Subsidiary. Subject to Clause 17.22(a)(i), all the actions specified in this paragraph (a) must be completed within 14 days after the date on which the relevant company becomes a Subsidiary of the Borrower.

(b) Upon execution and delivery of a Subsidiary Guarantor Accession Agreement, the relevant Subsidiary will become a Subsidiary Guarantor.

(c) The Borrower shall procure that, at the same time as a Subsidiary Guarantor Accession Agreement is delivered to the Junior Agent, there is also delivered to the Junior Agent all those other documents listed in Part III of Schedule 2, in each case in form and substance satisfactory to the Junior Agent acting reasonably.

(d) Each Subsidiary which becomes a Subsidiary Guarantor shall at the same time become a party to the Intercreditor Agreement as an Obligor in accordance with the procedures set out in the Intercreditor Agreement.

(e) The execution of a Subsidiary Guarantor Accession Agreement constitutes confirmation by the Subsidiary concerned that the representations and warranties set out in Clause 16 (Representations and Warranties) to be made by it on the date of the Subsidiary Guarantor Accession Agreement are correct, as if made with reference to the facts and circumstances then existing.

27.5 REFERENCE BANKS

     If a Reference Bank (or, if a Reference Bank is not a Junior Lender, the Junior Lender of which it is an Affiliate) ceases to be a Junior Lender, the Junior Agent shall (in consultation with the Borrower) appoint another Junior Lender or an Affiliate of a Junior Lender to replace that Reference Bank.

27.6 REGISTER

     The Junior Agent shall keep a register of all the Parties and shall supply any other Party (at that Party's expense) with a copy of the register on request.

28.  DISCLOSURE OF INFORMATION

     A Junior Lender may disclose to one of its Affiliates or any person approved in accordance with Clause 27.2(a) (Transfers by Junior Lenders) with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement:

     (a)  a copy of any Finance Document; and

     (b) any information which that Junior Lender has acquired under or in connection with any Finance Document,

     provided such Affiliate or any person approved in accordance with Clause 27.2(a) (Transfers by Junior Lenders) has agreed with the relevant Junior Lender to keep any such Finance Document or information confidential.

29.  SET-OFF

     A Junior Finance Party may set off any matured obligation owed by an Obligor under this Agreement (to the extent beneficially owned by that Junior Finance Party) against any obligation (whether or not matured) owed by that Junior Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Junior Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Junior Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

30.  PRO RATA SHARING

30.1 REDISTRIBUTION

     Subject to the terms of the Intercreditor Agreement, if any amount owing by an Obligor under this Agreement to a Junior Finance Party (the "RECOVERING JUNIOR FINANCE PARTY") is discharged by payment, set-off or any other manner (other than through the Junior Agent in accordance with Clause 9 (Payments)) (a "RECOVERY"), then:

     (a) the recovering Junior Finance Party shall, within three Business Days, notify details of the recovery to the Junior Agent;

     (b) the Junior Agent shall determine whether the recovery is in excess of the amount which the recovering Junior Finance Party would have received had the recovery been received by the Junior Agent and distributed in accordance with Clause 9 (Payments);

     (c) subject to Clause 30.3 (Exception), the recovering Junior Finance Party shall within three Business Days of demand by the Junior Agent pay to the Junior Agent an amount (the "REDISTRIBUTION") equal to the excess;

     (d) the Junior Agent shall treat the redistribution as if it were a payment by the Obligor concerned under Clause 9 (Payments) and shall pay the redistribution to the Junior Finance Parties (other than the recovering Junior Finance Party) in accordance with Clause 9.7 (Partial payments); and

     (e) after payment of the full redistribution, the recovering Junior Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above and that Obligor will owe the recovering Junior Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

30.2 REVERSAL OF REDISTRIBUTION

     If under Clause 30.1 (Redistribution):

     (a) a recovering Junior Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

     (b) the recovering Junior Finance Party has paid a redistribution in relation to that recovery,

     each Junior Finance Party shall, within three Business Days of demand by the recovering Junior Finance Party through the Junior Agent, reimburse the recovering Junior Finance Party all or the appropriate portion of the redistribution paid to that Junior Finance Party. Thereupon, the subrogation in Clause 30.1(e) (Redistribution) will operate in reverse to the extent of the reimbursement.

30.3 EXCEPTION

     A recovering Junior Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Obligor concerned in the amount of the redistribution pursuant to Clause 30.1(e) (Redistribution).

31.  SEVERABILITY

     If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

     (a) the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

     (b) the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

32.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

33.  NOTICES

33.1 COMMUNICATIONS IN WRITING

     Each communication to be made hereunder shall be made in writing and shall be made by telefax or letter.

33.2 DELIVERY BY LETTER

     Any communication or document (unless made by telefax) to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by 15 days' written notice to the Junior Agent specified another address) be made or delivered to that other person by letter at the address identified with its signature below (or, in the case of a New Junior Lender, at the end of the Novation Certificate to which it is a party as transferee) and shall be deemed to have been made or delivered when left at that address or (as the case may be) 10 days after being deposited in the post postage prepaid in an envelope addressed to it at that address PROVIDED THAT any communication or document to be made or delivered to the Junior Agent by letter shall be effective only when received by the Junior Agent and then only if the same is expressly marked for the attention of the department or officer identified with the Junior Agent's signature below (or such other department or officer as the Junior Agent shall from time to time specify for this purpose by not less than 5 Business Days' notice to the Borrower).

33.3 COMMUNICATIONS BY TELEFAX

     Any communication by telefax shall be made by one person to another person at the relevant telefax number specified by it from time to time for the purpose and shall be deemed to have been received when transmission has been completed and, in the case of the Junior Agent, when received by its agency division. Each such telefax communication, if made to the Junior Agent by an Obligor, shall be signed by the person or persons authorised by the Obligor in the certificate delivered pursuant to Schedule 2 (Conditions Precedent Documents) and shall be expressed to be for the attention of the department or officer whose name has been notified for the time being for that purpose by the Junior Agent to the Obligor.

34.  JURISDICTION

34.1 SUBMISSION

     For the benefit of each Party, each other Party agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of the English courts.

34.2 SERVICE OF PROCESS

     Without prejudice to any other mode of service, each Obligor (other than an Obligor incorporated in England and Wales):

     (a) irrevocably appoints the Borrower as its agent for service of process relating to any proceedings before the English courts in connection with any Finance Document (and the Borrower irrevocably accepts such appointment);

     (b) agrees that failure by a process agent to notify the Obligor of the process will not invalidate the proceedings concerned; and

     (c) consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 33 (Notices).

34.3 FORUM CONVENIENCE AND ENFORCEMENT ABROAD

     Each Party:

     (a) waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

     (b) agrees that a judgement or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

34.4 NON-EXCLUSIVITY

     Nothing in this Clause 34 limits the right of a Finance Party to bring proceedings against an Obligor in connection with any Finance Document:

     (a)  in any other court of competent jurisdiction; or

     (b)  concurrently in more than one jurisdiction.

35.  GOVERNING LAW

     This Agreement is governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

                                    SCHEDULE 1

                                VARIOUS PARTIES

                                     PART I

                                JOINT ARRANGERS

                     None as at the date of this Agreement.



                                    PART II

                             BANKS AND COMMITMENTS


BANKS

Merrill Lynch Mortgage Capital Inc.                          (Pounds)100,600,000




TOTAL                                                        (Pounds)100,600,000

                                    SCHEDULE 2

                         CONDITIONS PRECEDENT DOCUMENTS

                                      PART I

                    TO BE DELIVERED BEFORE THE FIRST ADVANCE

1.   CONSTITUENT DOCUMENTS OF THE BORROWER

     A copy of the memorandum and articles of association and certificate of incorporation of the Borrower.

2.   CORPORATE AUTHORITIES OF THE BORROWER

(a)  A copy of a resolution of the board of directors of the Borrower:

     (i) approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute the Finance Documents to which it is a party;

     (ii) authorising a specified person or persons to execute and deliver the Finance Documents to which it is a party on its behalf; and

     (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement.

(b) A specimen of the signature of each person authorised by the resolution referred to in paragraph (a) above.

(c) A certificate of a director of the Borrower confirming that the borrowing of the Total Commitments in full would not cause any borrowing limit binding on the Borrower to be exceeded.

(d) A certificate of an authorised signatory of the Borrower certifying that each copy document specified in Part I of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

3.   FINANCE DOCUMENTS

(a) Each Finance Document, duly executed and delivered by the persons expressed to be parties to it (other than the Junior Finance Parties).

(b) The Borrower has transacted the Hedging Agreements at a rate approved by the Arranger as required by Clause 17.9(a) (Hedging Agreements) with a trade date on or prior to the date of this Agreement.

(c)  The Deed of Amendment and Restatement.

4.   PROPERTY DOCUMENTS

(a) The Initial Valuation, confirming to the Junior Lenders' satisfaction that the Value of the Initial Properties is not less than (Pounds)550,000,000.

(b) The agreed basis for the Valuations to be delivered under Clause 17.10 (Valuations).

(c)  A Certificate of Title in relation to each of the Initial Properties.

(d) The environmental report referred to in the definition of "Information Package" addressed to the Junior Finance Parties.

5.   FINANCIAL INFORMATION

(a)  Copies of the Original Target Group Accounts.

(b)  The business plan referred to in the definition of "Information Package".

(c) Confirmation from Deloitte & Touche in relation to the ability of the Target Group after the Unconditional Date to complete all the steps contemplated by Clause 17.22(b) (Accession of the Target Group) after the Unconditional Date.

6.   DUE DILIGENCE

     The legal due diligence report referred to in the definition of "Information Package" addressed to the Junior Finance Parties.

7.   LEGAL OPINION

     A legal opinion of Allen & Overy, legal advisers to the Junior Agent, addressed to the Junior Finance Parties.

                                   SCHEDULE 2

                                     PART II

                    TO BE DELIVERED BEFORE THE FIRST ADVANCE

The conditions precedent referred to in Clause 4.2 (Further conditions precedent) are that:

(a) the Press Release has been issued substantially in a form approved by the Arranger;

(b)  the Borrower has made both Offers;

(c)  the Unconditional Date has occurred;

(d) copies of the irrevocable undertakings in the agreed form to accept the relevant Offer as specified in the Press Release have been received by the Borrower;

(e) the Borrower has complied with its obligations under Clause 6.6(a) of the Debenture;

(f)  the Junior Agent has received the certifications required under paragraph
     (a) of the definition of Required Equity Amount;

(g) the FF&E Account and the Savoy Debenture Stock Reserve Account have been opened with the Account Bank and the requirements of Clause 8.3(a) and (b) of the Debenture have been complied with in relation to both of those accounts; and

(h) the Arranger is satisfied that the amounts required by Clause 17.26(d) (Savoy Debenture Stock) to be deposited in the Savoy Debenture Stock Reserve Account have been, or on the first Drawdown Date will be, deposited in the Savoy Debenture Stock Reserve Account.

                                  SCHEDULE 2

                                   PART III

                   TO BE DELIVERED BY A SUBSIDIARY GUARANTOR

(a) A Subsidiary Guarantor Accession Agreement and a debenture, duly executed as a deed by the Subsidiary Guarantor.

(b) A copy of the memorandum and articles of association and certificate of incorporation of the Subsidiary Guarantor.

(c)  A copy of a resolution of the board of directors of the Subsidiary
     Guarantor:

     (i) approving the terms of, and the transactions contemplated by, the Subsidiary Guarantor Accession Agreement and the Debenture and resolving that it execute the Subsidiary Guarantor Accession Agreement and the Debenture as a deed;

     (ii) authorising a specified person or persons to execute as a deed the Guarantor Accession Agreement and the Debenture on behalf of the Subsidiary Guarantor; And

     (Iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents to be signed and/or despatched by it under or in connection with this Agreement and the Debenture.

(d) A Copy of a resolution, signed by all the holders of the issued or allotted shares in the Subsidiary Guarantor, approving the terms of, and the transactions contemplated by, the Subsidiary Guarantor Accession Agreement and the Debenture.

(e) A Copy of a resolution of the board of directors of each corporate shareholder in the Subsidiary Guarantor:

     (i) approving the terms of the resolution referred to in paragraph (d) above; and

     (ii) authorising a specified person or persons to sign the resolution on its behalf.

(f) A certificate of a director of the Subsidiary Guarantor certifying that the borrowing of the total Commitments in full would not cause any borrowing limit binding on it to be exceeded.

(g) Receipt of all title documents, searches, land registry applications, landlord's consents, insurance documents (including broker's undertakings) and the completion of all other steps considered necessary and desirable by the Junior Agent to effect registration of security over land and otherwise in relation to the perfection of the security constituted by the Debenture over any freehold or leasehold property owned by the Subsidiary Guarantor.

(h) A Copy of any other authorisation or other document, opinion, report or assurance which the Junior Agent reasonably considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Subsidiary Guarantor Accession Agreement and the Debenture and the perfection of the security created by the Debenture or for the validity and enforceability of any finance document in respect of the Subsidiary Guarantor.

(i) A specimen of the signature of each person authorised by the resolutions referred to in paragraphs (c) and (e) above.

(j) A copy (if any have been produced) of the latest audited accounts of the Subsidiary Guarantor.

(k) A legal opinion of Allen & Overy, legal advisers to the Junior Agent, addressed to the Junior Finance Parties in respect of the Subsidiary Guarantor and any Finance Documents to which it is a party.

(l) A certificate of an authorised signatory of the Subsidiary Guarantor certifying that each copy document specified in Part III of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Subsidiary Guarantor Accession Agreement.

(m) If the Subsidiary Guarantor is incorporated outside England, a legal opinion from legal advisers in the relevant jurisdiction addressed to the Junior Finance Parties.

                                    SCHEDULE 3




                       CALCULATION OF THE MANDATORY COST

(a) The Mandatory Cost for an Advance for an Interest Period is the rate determined by the Junior Agent to be equal to the arithmetic mean (rounded upward, if necessary, to four decimal places) of the respective rates notified by each of the Reference Banks to the Junior Agent and calculated in accordance with the following formulae:

     BY + S(Y-Z) + F x 0.01 % per annum = Mandatory Cost
     ----------------------
        100-(B + S)

     where on the day of application of the formula:

     B is the percentage of the Reference Bank's eligible liabilities (in excess of any stated minimum) which the Bank of England requires the Reference Bank to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

     Y is the rate at which Sterling deposits are offered by the Reference Bank to leading banks in the London interbank market at or about 11.00 a.m. on that day for the relevant period;

     S is the percentage of the Reference Bank's eligible liabilities which the Bank of England requires the Reference Bank to place as a special deposit;

     Z is the interest rate per annum allowed by the Bank of England on special deposits; and

     F is the charge payable by the Reference Bank to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations but where for this purpose the figure in paragraph 2.02b and 2.03b will be deemed to be zero expressed in pounds per (Pounds)1 million of the fee base of the Reference Bank.

(b)  For the purposes of this Schedule 3:

     (i) "ELIGIBLE LIABILITIES" and "SPECIAL DEPOSITS" have the meanings given to them at the time of application of the formula by the Bank of England;

     (ii)   "FEE BASE" has the meaning given to it in the Fees Regulations;

     (iii)  "FEES REGULATIONS" means:

            (1) prior to 31st March, 1999, the Banking Supervision (Fees) Regulations 1998; and

            (2) on and after 31st March, 1999, any regulations governing the payment of fees for banking supervision; and

     (iv)   "RELEVANT PERIOD" in relation to each Interest Period, means:

            (A)  if it is three months or less, that Interest Period; or

            (B) if it is more than three months, each successive period of three months and any necessary shorter period comprised in that Interest Period.

(c) In the application of the formula, B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as 0.5 x 15.

(d) If a Reference Bank does not supply a rate to the Junior Agent, the applicable Mandatory Cost will be determined on the basis of the rate(s) supplied by the remaining Reference Banks.

(e) (i) The formula is applied on the first day of each relevant period comprised in the relevant Interest Period.

     (ii) Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

(e) If the Agent determines that a change in circumstances has rendered, or will render, the formula inappropriate, the Junior Agent (after consultation with the Junior Lenders) shall notify the Borrower of the manner in which the Mandatory Cost will subsequently be calculated. The manner of calculation so notified by the Junior Agent shall, in the absence of manifest error, be binding on all the Parties.

                                    SCHEDULE 4

                                FORM OF REQUEST

To:    [                 ] as Junior Agent

From:  Blackstone Hotel Acquisitions Company
                                                    Date:[             ]


  BLACKSTONE HOTEL ACQUISITIONS COMPANY - (Pounds)100,600,000 JUNIOR FACILITY
              AGREEMENT DATED [              ], 1998 (AS AMENDED)

1.  We wish to borrow an Advance as follows:

    (a)    Drawdown Date:                 [      ]

    (b)    Amount:                (Pounds)[      ]

    (c)    Payment Instructions:          [      ].

2.  We certify the purpose of the Advance is [          ].

3. We confirm that each condition specified in Clause 4.4 (Further general conditions precedent) is satisfied on the date of this Request.


By:

Blackstone Hotel Acquisitions Company
Authorised Signatory

                                    SCHEDULE 5

                          FORMS OF ACCESSION DOCUMENTS

                                     PART I

                              NOVATION CERTIFICATE


TO:              [                    ] AS JUNIOR AGENT



FROM:  [THE EXISTING JUNIOR LENDER] AND [THE NEW JUNIOR LENDER]
                Date: [    ]

  BLACKSTONE HOTEL ACQUISITIONS COMPANY - (Pounds)100,600,000 JUNIOR FACILITY
AGREEMENT DATED [                             ], 1998 (AS AMENDED) (THE "CREDIT
                                   FACILITY")

WE REFER TO CLAUSE 27.3 (PROCEDURE FOR NOVATIONS) OF THE CREDIT FACILITY.

1.   We [           ] (The "EXISTING JUNIOR LENDER") and [           ] (The "NEW
     JUNIOR LENDER") agree to the Existing Junior Lender and the New Junior Lender novating all the Existing Junior Lender's rights and obligations referred to in the Schedule and (if the New Junior Lender is not already a party to the Intercreditor Agreement as a Junior Creditor) the New Junior Lender becoming a party to the Intercreditor Agreement as a Junior Creditor, all in accordance with Clause 27.3 (Procedure for Novations).

2. The specified date for the purposes of Clause 27.3(c) is [date of novation].

3. The Facility Office and address for notices of the New Junior Lender for the purposes of Clause 33 (notices) are set out in the Schedule.

[4.  The New Junior Lender is hereby designated as a Joint Arranger.

[4/5.  This Novation Certificate is governed by English Law.]

                                  THE SCHEDULE

                      RIGHTS AND OBLIGATIONS TO BE NOVATED

[Details of the rights and obligations of the Existing Junior Lender to be novated].

[NEW JUNIOR LENDER]

[Facility Office and address for notices]



[Agent]

By:

Date:

[Existing Junior Lender] [New Junior Lender]

By:                      By:

Date:                    Date:

                                   SCHEDULE 5

                                     PART II

                    SUBSIDIARY GUARANTOR ACCESSION AGREEMENT

To:                      [                   ] as Junior Agent

From:                    [PROPOSED SUBSIDIARY GUARANTOR]
                                                   Date: [        ]

  BLACKSTONE HOTEL ACQUISITIONS COMPANY - (Pounds)100,600,000 JUNIOR FACILITY
  Agreement dated [                          ], 1998 (as amended) (the "Credit
                                   Facility")

We refer to Clause 27.4 (Subsidiary Guarantors) of the Credit Facility.

We, [name of company] of [Registered Office] (Registered no. [          ]) agree
to become a Subsidiary Guarantor, to be bound by the terms of the Credit Facility as a Subsidiary Guarantor in accordance with Clause 27.4 (Subsidiary Guarantors) and to be bound by the terms of the Intercreditor Agreement (as defined in the Credit Facility) as a [Subsidiary Guarantor] in accordance with clause [ ] of the Intercreditor Agreement.

Our address for notices for the purposes of Clause 33 (Notices) is:

[



                         ]



This Deed is governed by English law.



THE COMMON SEAL of  )
[PROPOSED SUBSIDIARY GUARANTOR]  )
was affixed in  )
the presence of:  )



Director


Director/Secretary

                                    SCHEDULE 6

                               CERTAIN PROPERTIES

                                     PART I

                               INITIAL PROPERTIES

      PROPERTY                                      OWNER                               TITLE NUMBER

1.    THE SAVOY HOTEL
      The Savoy Hotel and Savoy Theatre             The Savoy Hotel Limited              Unregistered
      The Savoy Theatre                             Savoy Theatre Limited                Unregistered
      East Block of Savoy Hotel                     The Worcester Buildings Company      NGL694002
                                                    Limited
      96-104 (inclusive) Strand, Savoy Court and    The Savoy Hotel Limited              NGL414120
      part Savoy Hotel

      Unit 1, Savoy Hotel                           The Savoy Hotel Limited              NGL668135
      Land on Southwest side of Savoy Steps         The Savoy Hotel Limited              NGL29927
      (being land to rear of 107 Strand)
      11 and 12 Savoy Buildings                     The Savoy Hotel Limited              142317
      Vault under part Savoy Court                  The Savoy Hotel Limited              87039

      N.B. Such parts of the above titles as may comprise part or all of the restaurant known as Simpson's-in-the-Strand are excluded from the definition of The Savoy
      Hotel


2.    CLARIDGE'S
      Claridge's Hotel, 45-47 Brook Street          Claridge's Hotel Limited             NGL633367
      21 Three Kings Yard                           Claridge's Hotel Limited                   169042
3.    THE BERKELEY HOTEL
      Berkeley Hotel, Wilton Place                  The Worcester Buildings Company      NGL310812
                                                    Limited
      Part of Berkeley Hotel                        The Worcester Buildings Company      NGL338774
                                                    Limited
4.    THE CONNAUGHT HOTEL
      The Connaught Hotel, Carlos Place             The Connaught Hotel Limited          LN52023
5.    THE LYGON ARMS
      The Lygon Arms Hotel and related land         The Lygon Arms Limited               Unregistered
      1 Lemington Road, Broadway                    The Lygon Arms Limited               HW136316
      75 Morris Road, Broadway                      The Lygon Arms Limited               HW42910



      PROPERTY                                      Minimum Disposal     MINIMUM PREPAYMENT
                                                          Amount                AMOUNT
1.    THE SAVOY HOTEL                              (Pounds)147,750,000    (Pounds)39,575,000
      The Savoy Hotel and Savoy Theatre
      The Savoy Theatre
      East Block of Savoy Hotel

      96-104 (inclusive) Strand, Savoy Court and part Savoy Hotel

      Unit 1, Savoy Hotel
      Land on Southwest side of Savoy Steps
      (being land to rear of 107 Strand)
      11 and 12 Savoy Buildings
      Vault under part Savoy Court

      N.B. Such parts of the above titles as may comprise part or all of the restaurant known as Simpson's-in-the-Strand are excluded from the definition of The Savoy
      Hotel


2.    CLARIDGE'S                                   (Pounds)146,875,000    (Pounds)39,325,000
      Claridge's Hotel, 45-47 Brook Street
      21 Three Kings Yard
3.    THE BERKELEY HOTEL                           (Pounds)104,000,000    (Pounds)27,850,000
      Berkeley Hotel, Wilton Place

      Part of Berkeley Hotel

4.    THE CONNAUGHT HOTEL                           (Pounds)48,375,000    (Pounds)12,950,000
      The Connaught Hotel, Carlos Place
5.    THE LYGON ARMS                                (Pounds)14,500,000    (Pounds)3,875,000
      The Lygon Arms Hotel and related land
      1 Lemington Road, Broadway
      75 Morris Road, Broadway



      PROPERTY                                      OWNER                                TITLE NUMBER

      3 Parker Place                                The Lygon Arms Limited               HW37889

6.    SIMPSON'S-IN-THE-STRAND                                                            (Pounds)8,000,000     (Pounds)2,125,000
      The restaurant known as                       The Savoy Hotel Plc (as to the
      Simpson's-in-the-Strand, comprised under      freehold) and The Worcester
      part of Title Number NGL 414120 and a         Buildings Company Limited  (as to
      leasehold interest in which is comprised      the leasehold)
      under part of Title Number NGL 694002



                                    PART II

                              CONNAUGHT APARTMENTS

No.                      PROPERTY                                  OWNER               TITLE NUMBER
1.    10, 11 and 12 Mount Street and 10 and 11         Mount Street, Mansions Limited  NGL46336
      Adam's Row

2.    12 Adam's Row                                    The Connaught Hotel Limited     Unregistered

                                    SCHEDULE 7

                                     PART I

                    FORM OF AUDITORS' COMPLIANCE CERTIFICATE

                     BLACKSTONE HOTEL ACQUISITIONS COMPANY

To:  [Junior Agent]
     (as Junior Agent for the Junior Lenders
     participating in the Junior
     Credit Agreement referred to below)


                                                              Date: [     ]
Dear Sirs,

BLACKSTONE HOTEL ACQUISITIONS COMPANY - (Pounds)100,600,000 JUNIOR FACILITY
AGREEMENT DATED [                 ], 1998 (AS AMENDED) (THE "JUNIOR CREDIT
AGREEMENT")

We refer to the Junior Credit Agreement made between, amongst others, Blackstone Hotel Acquisitions Company as Borrower, [Junior Agent] as Junior Agent and the financial institutions defined therein as Junior Lenders.

Terms defined in the Junior Credit Agreement shall bear the same meaning herein.

The information set out in this letter is based on information which has been properly extracted from the audited annual consolidated financial statements and unaudited semi-annual consolidated financial statements of Blackstone Hotel
Acquisitions Company and subsidiary undertakings for the period ended [     ],
is clerically accurate and has been calculated in accordance with the Junior Credit Agreement.

We confirm that based upon the information and defined terms described above in
respect of the Ratio Period ending on [             ], Net Operating Income was
[               ] and Total Debt Service was [      ] and the ratio of Net
Operating Income to Total Debt Service was therefore [               ] for such
Ratio Period.

This letter is provided solely for the information of the Junior Agent and the Junior Lenders in connection with the Junior Credit Agreement. It can only be relied on by the Junior Agent and the Junior Lenders in this connection and is not to be referred to or made available in whole or in part to any other person without our prior written consent. For the avoidance of doubt, we shall not be liable to any party other than the Junior Agent and the Junior Lenders in respect of this letter.



 ..............................
for and on behalf of
[name of auditors of
Blackstone Hotel Acquisitions Company]

                                   SCHEDULE 7

                                    PART II

                   FORM OF DIRECTOR'S COMPLIANCE CERTIFICATE

                     BLACKSTONE HOTEL ACQUISITIONS COMPANY

To:  [Junior Agent]
     (as Junior Agent for the Junior Lenders
     participating in the Junior
     Credit Agreement referred to below)


                                                            Date: [    ]


Dear Sirs,

BLACKSTONE HOTEL ACQUISITIONS COMPANY - (Pounds)100,600,000 JUNIOR FACILITY
AGREEMENT DATED [                 ], 1998 (AS AMENDED) (THE "JUNIOR CREDIT
AGREEMENT")

We refer to the Junior Credit Agreement made between, amongst others, Blackstone Hotel Acquisitions Company as Borrower, [Junior Agent] as Junior Agent and the financial institutions defined therein as Junior Lenders.

Terms defined in the Junior Credit Agreement shall bear the same meaning herein.

We confirm that, in respect of the Ratio Period ending on [             ], Net
Operating Income was [             ] and Total Debt Service was [          ]
and the ratio of Net Operating Income to Total Debt Service was therefore
[     ] for such Ratio Period.

We further confirm that [no Default is outstanding] [the Default set out in
Clause [    ] of the Junior Credit Agreement is outstanding as a result of
[     ] and we are taking the following action to remedy such Default.]*


 ..............................
Director/Authorised Officer
Blackstone Hotel Acquisitions Company

*         delete as applicable

                                   SCHEDULE 8

                         EXISTING FINANCING AGREEMENTS

1. Trust deed dated 13th May, 1893, a supplemental trust deed dated 24th June, 1903 and a further supplemental trust deed dated 24th March, 1910 each between The Savoy Hotel Limited and The Law Debenture Corporation Limited constituting the outstanding (Pounds)450,000 4 per cent. First Mortgage Perpetual Debenture Stock of the Target.

2. Trust deed dated 20th October, 1897 between The Savoy Theatre and Operas Limited and The Right Honourable Sir Edward Bootle-Wilbratham G.C.B. P.C. Earl of Lathom, Carl Meyer and Richard D'Oyly Carte constituting the outstanding (Pounds)80,000 4 per cent. First Mortgage Debenture Stock of the Savoy Theatre Limited.

3. Letter agreement dated 11th January, 1991 between Barclays Bank PLC and the Target related to a (Pounds)4,000,000 term loan for the purchase of The Lancaster Hotel, Paris, France.

4. Letter agreement dated 13th March, 1997 between Barclays Bank PLC and the Target related to short term facilities of up to (Pounds)29,815,000.

5. Letter agreement dated 13th March, 1997 between Barclays Bank PLC and the Target related to an overdraft facility of up to (Pounds)7,500,000.

6. Lease dated 24th December, 1992 between IBM United Kingdom Financial Services Limited and the Target.

7. Lease dated 20th September, 1993 between Lombard North Central PLC and the Target.

8. Lease dated 21st December, 1993 between IBM United Kingdom Financial Services Limited and the Target.

9. Lease dated 8th February, 1994 between Lombard North Central PLC and the Target.

10.  Lease dated 30th June, 1994 between Lombard North Central PLC and the
     Target.

11. Lease dated 30th September, 1994 between Lombard North Central PLC and the Target.

12. Lease dated 9th November, 1994 between Lombard North Central PLC and the Target.

13. Lease dated 30th September, 1996 between Lombard North Central PLC and the Target related to Mitel telephone system and associated equipment.

14. Lease dated 8th February, 1994 between Lombard North Central PLC and the Target related to Remanco computer system and associated equipment.

15.  Lease dated 1st April, 1997 between Lombard North Central PLC and the
     Target.

16.  Lease dated 30th June, 1997 between Forward Trust Limited and the Target.

17. Credit agreement related to a secured loan borrowed by the Target and repayable in 1998 as referred to in note 16 to the Original Target Group Accounts.

                                  SIGNATORIES

BORROWER

BLACKSTONE HOTEL ACQUISITIONS COMPANY

By:                      JONATHAN GRAY


Address for notices:     c/o Savoy Hotel Limited
                         1 Savoy Hill
                         London  WC2R 2HE

Attention:               Alan Fort


ARRANGER

MERRILL LYNCH INTERNATIONAL

By:                      GORDON PEARCE


Address for notices:     Ropemaker Place
                         25 Ropemaker Street
                         London EC2Y 9LY

Attention:               John Nacos / Stephen Green

with a copy to:          David Mahoney
                         Merrill Lynch International
                         World Financial Centre
                         North Tower
                         250 Vesey Street
                         New York
                         Ny 10281


JUNIOR LENDERS

MERRILL LYNCH MORTGAGE CAPITAL INC.

By:                      GORDON PEARCE


Address for notices:     Ropemaker Place
                         25 Ropemaker Street
                         London EC2Y 9LY

Attention:               John Nacos / Stephen Green


JUNIOR AGENT

BANKERS TRUST COMPANY


By:                      DERMOT MURPHY


Address for notices:     1 Appold Street
                         London EC2A 2HE

Attention:               Dermot Murphy
                         (any communication by telefax to be copied to Elizabeth Keegan on 00 353 1 670 1708)


SECURITY TRUSTEE

BANKERS TRUST COMPANY

By:                      Dermot Murphy


Address for notices:     1 Appold Street
                         London EC2A 2HE



Attention:               Dermot Murphy
                         (any communication by telefax to be copied to Elizabeth Keegan on 00 353 1 670 1708)